Exhibit 10.1

Execution Copy

LIMITED PARTNERSHIP AGREEMENT

OF

NET LEASE STRATEGIC ASSETS FUND L.P.

Dated as of August 10, 2007

Page

ARTICLE I	DEFINITIONS	1

Section 1.1	Definitions	1

ARTICLE II	FORMATION, DURATION AND PURPOSES; PURCHASE OF INITIAL PROPERTIES	16

Section 2.1	Formation	16

Section 2.2	Name; Registered Agent and Registered Office	16

Section 2.3	Principal Office	16

Section 2.4	Purposes and Business	16

Section 2.5	Term	16

Section 2.6	Other Qualifications	16

Section 2.7	Limitation on the Rights of Partners	17

Section 2.8	Purchase of Qualified Sale Assets	17

Section 2.9	Remuneration To Partners	17

ARTICLE III	MANAGEMENT RIGHTS, DUTIES, AND POWERS OF THE GENERAL PARTNER; TRANSACTIONS INVOLVING PARTNERS	17

Section 3.1	Management	17

Section 3.2	Actions of the General Partner	19

Section 3.3	Authority of the General Partner	19

Section 3.4	Major Decisions	21

Section 3.5	Preliminary and Annual Plans	24

Section 3.6	Qualified Asset Acquisitions	25

Section 3.7	Sale of Qualified Assets	29

Section 3.8	Partnership Indebtedness	29

Section 3.9	Business Opportunity	30

Section 3.10	Payments to the Asset Manager of the General Partner	32

Section 3.11	Exculpation	33

Section 3.12	Indemnification	34

ARTICLE IV	BOOKS AND RECORDS; REPORTS TO PARTNERS	35

Section 4.1	Books	35

Section 4.2	Monthly and Quarterly Reports	35

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(continued)
Page
Section 4.3	Annual Reports	36

Section 4.4	Accountants; Tax Returns	36

Section 4.5	Accounting and Fiscal Year	36

Section 4.6	Partnership Funds	36

Section 4.7	Insurance	37

ARTICLE V	CONTRIBUTIONS	37

Section 5.1	Capital Contributions	37

Section 5.2	Preferred Equity Capital Contribution	40

Section 5.3	Return of Capital Contribution	40

Section 5.4	Liability of the Limited Partners	40

Section 5.5	No Third Party Beneficiaries	40

ARTICLE VI	MAINTENANCE OF CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES FOR BOOK AND TAX PURPOSES	41

Section 6.1	Capital Accounts	41

Section 6.2	Profits and Losses	42

Section 6.3	Regulatory Allocations	42

Section 6.4	Allocation of Tax Items for Tax Purposes	44

Section 6.5	Tax Matters Partner	45

Section 6.6	Adjustments	45

ARTICLE VII	DISTRIBUTIONS	46

Section 7.1	Cash Available for Distributions	46

ARTICLE VIII	ARTICLE VIIITRANSFER; REMOVAL OF GENERAL PARTNER	48

Section 8.1	Prohibition on Transfers and Withdrawals by Partners	48

Section 8.2	Removal of LMLP GP as General Partner	48

ARTICLE IX	TERMINATION	49

Section 9.1	Dissolution	49

Section 9.2	Termination	51

Section 9.3	Certificate of Cancellation	51

Section 9.4	Acts in Furtherance of Liquidation	51

ARTICLE X	REPRESENTATIONS OF THE PARTNERS	51

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(continued)

Page
Section 10.1	Representations Of Inland	51

Section 10.2	Representations of the LMLP Partners	52

ARTICLE XI	SPECIAL PARTNER RIGHTS AND OBLIGATIONS	54

Section 11.1	Right of First Offer	54

Section 11.2	Buy/Sell	55

Section 11.3	Provisions Applicable to Right of First Offer and Buy/Sell	56

ARTICLE XII	GENERAL PROVISIONS	58

Section 12.1	Notices	58

Section 12.2	Governing Laws	59

Section 12.3	Entire Agreement	59

Section 12.4	Waiver	59

Section 12.5	Validity	60

Section 12.6	Terminology; Captions	60

Section 12.7	Remedies Not Exclusive	60

Section 12.8	Action by the Partners	60

Section 12.9	Further Assurances	60

Section 12.10	Liability of the Limited Partners	61

Section 12.11	Binding Effect	61

Section 12.12	Amendments	61

Section 12.13	Counterparts	61

Section 12.14	Waiver of Partition	61

Section 12.15	No Third Party Beneficiaries	61

Section 12.16	Expenses	61

Section 12.17	Jurisdiction; Venue	61

Section 12.18	Jury Waiver	61

Section 12.19	REIT Provisions	61

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(continued)

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SCHEDULE 1	NAMES AND CAPITAL COMMITMENT OF PARTNERS/QUALIFIED CONTRIBUTED ASSETS

SCHEDULE 2	ACQUISITION PARAMETERS

SCHEDULE 2.8	QUALIFIED SALE ASSETS

SCHEDULE 3.5	FORM OF ANNUAL PLAN

SCHEDULE 3.8	CROSS-DEFAULT PROVISIONS

SCHEDULE 3.9	LMLP EXISTING JOINT VENTURE EXCLUSIVITY TERMS

SCHEDULE 4.7	INSURANCE REQUIREMENTS

SCHEDULE 5.2	PREFERRED EQUITY ASSETS

EXHIBIT A	FORM OF INITIAL ANNUAL PLAN

EXHIBIT B	FORM OF CONTRIBUTION AGREEMENT

EXHIBIT C	FORM OF MANAGEMENT AGREEMENT

EXHIBIT D	FORM OF PURCHASE AGREEMENT

EXHIBIT E	FORM OF SP SUBSIDIARY PARTNERSHIP AGREEMENT

EXHIBIT F	FORM OF SP SUBSIDIARY LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT G	FORM OF JUNIOR MORTGAGE AGREEMENT

EXHIBIT H	FORM OF PLEDGE AGREEMENT

-iv-

LIMITED PARTNERSHIP AGREEMENT
OF
NET LEASE STRATEGIC ASSETS FUND L.P.

  THIS LIMITED PARTNERSHIP AGREEMENT (as it may be amended, modified, supplemented or restated from time to time, this “Agreement”) of NET LEASE STRATEGIC ASSETS FUND L.P. (the “Partnership”), made and entered into as of August 10, 2007 by and among The Lexington Master Limited Partnership, a Delaware limited partnership (“LMLP”), as a limited partner of the Partnership, LMLP GP LLC, a Delaware limited liability company (“LMLP GP”), as a general partner of the Partnership, and Inland American (Net Lease) Sub, LLC, a Delaware limited liability company (“Inland”), as a limited partner of the Partnership.

  LMLP and Inland are sometimes individually referred to herein as a “Limited Partner” and collectively referred to herein as the “Limited Partners”.  The Limited Partners and the General Partner are sometimes individually referred to herein as a “Partner” and collectively referred to herein as the “Partners”.  LMLP and LMLP GP are sometimes individually referred to herein as a “LMLP Partner” and collectively referred to herein as the “LMLP Partners”.

  In consideration of the covenants and agreements set forth herein, the Partners hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions.  For the purposes of this Agreement, initially capitalized terms used herein shall have the following meanings:

  “Acquisition Activities” is defined in Section 3.6(f) hereof.

  “Acquisition Costs” is defined in Section 3.6(f) hereof.

  “Acquisition Fee” is defined in Section 3.6(g) hereof.

  “Acquisition Memorandum” shall mean a memorandum with respect to any Proposed Qualified Asset as provided in Section 3.6(b) hereof.

  “Acquisition Parameters” shall mean the guidelines and requirements for any Proposed Qualified Asset that are set forth on Schedule 2 hereto.

  “Acquisition Period” shall mean the period commencing on the date first set forth above and ending the earliest of (a) the second anniversary of the date first set forth above and (b) a Removal Event; provided that, if the Acquisition Period has not ended because of a Removal Event, the Acquisition Period may, pursuant to Section 3.4 hereof, be extended for a period of six months.

  “Act” is defined in Section 2.1 hereof.

  “Additional Capital Contribution” is defined in Section 5.1(b) hereof.

  “Adjusted Capital Account Deficit” shall mean the deficit balance, if any, in a Partner’s Capital Account at the end of any fiscal year, with the following adjustments:  (a) credit to such Capital Account any amount that such Partner is obligated or deemed obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any additions thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), after taking into account thereunder any changes during such year in Partnership Minimum Gain and in the minimum gain attributable to any Partner Nonrecourse Debt; and (b) debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent with such intent.

  “Affiliate” when used with respect to any particular Person, shall mean (a) any Person or group of Persons acting in concert that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such particular Person, (b) any Person that is an officer, partner, manager, member or trustee of, or serves in a similar capacity with respect to, such particular Person or of which such particular Person is an officer, partner, manager, member or trustee or with respect to which such particular Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of voting securities of, or otherwise has an equivalent beneficial interest in, such particular Person or of which such particular Person is directly or indirectly the owner of 10% or more of any class of voting securities or in which such particular Person has an equivalent beneficial interest or (d) any relative or spouse of such particular Person.  Notwithstanding the foregoing, (a) neither LMLP nor LMLP GP shall be deemed to be an Affiliate of Inland and (b) Inland shall not be deemed to be an Affiliate of the LMLP Partners.  The definition of “Affiliate” as used in this Agreement shall not be affected by the Regulations under Code Section 752 describing certain “related” parties.

  “Agreement” is defined in the Preamble hereto.  This Agreement shall be the “partnership agreement” for the Partnership within the meaning of Section 17-101(12) of the Act.

  “Annual Budget” shall mean the annual budget for the Partnership and each Qualified Asset for any fiscal year, including without limitation a reasonable description of the amount, source and character of each item of gross income, expense and services to be rendered in the form attached hereto as Exhibit A, approved by the Executive Committee as provided in Section 3.5 hereof.

  “Annual Plan” is defined in Section 3.5(a) hereof.

  “Approved Qualified Asset” is defined in Section 3.6(d) hereof.

  “Asset Manager” shall mean (i) so long as LMLP GP is the General Partner, Lexington Realty Advisors, Inc. or another Affiliate of LMLP, or (ii) so long as LMLP GP is no longer the General Partner, such other entity, including an Affiliate of Inland, that may be appointed by the Executive Committee, in each case to provide asset management services to the Partnership on market terms if a third party manager is hired or pursuant to the terms of the Management Agreement if an Inland Affiliate.

  “Bankruptcy” of the Partnership or a Partner shall be deemed to have occurred upon the happening of any of the following:  (a) the filing of an application by the Partnership or such Partner for, or a consent to, the appointment of a trustee, receiver or liquidator of its assets; (b) the filing by the Partnership or such Partner of a voluntary petition or answer in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as such debts come due or seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (c) the making by the Partnership or such Partner of a general assignment for the benefit of creditors; (d) the filing by the Partnership or such Partner of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a bankruptcy or insolvency petition filed against it in any bankruptcy or similar proceeding; (e) the entry by any court of competent jurisdiction of an order for relief in any bankruptcy or insolvency proceeding involving the Partnership or such Partner or of an order, judgment or decree adjudicating the Partnership or such Partner a bankrupt or insolvent or appointing a trustee, receiver or liquidator of its assets; or (f) the filing by a third party against the Partnership of such Partner of an involuntary petition under any bankruptcy or insolvency law, which petition is not dismissed within sixty (60) days from the date of such filing.

  “Book Basis” shall mean, with respect to any asset of the Partnership, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Partnership, the initial Book Basis of such asset shall equal its fair market value on the date of contribution (as agreed to by the Partners), and (b) if the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b) to reflect the fair market value of any asset of the Partnership, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment (as agreed to by the Partners), in accordance with such Treasury Regulations.  The Book Basis of all assets of the Partnership shall be adjusted thereafter by depreciation or amortization as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

  “Book Depreciation” shall mean all deductions attributable to the depreciation, amortization or other cost recovery, including additions, of any Qualified Asset or other asset (whether tangible or intangible) acquired by the Partnership that has a useful life in excess of one year, as such deductions are computed for federal income tax purposes; provided, that with respect to any Partnership asset the tax basis of which differs from the Book Value of such asset, Book Depreciation for any period shall equal (a) the sum total of all deductions taken during such period attributable to depreciation, amortization or other cost recovery deduction for federal income tax purposes with respect to such asset, multiplied by (b) the Book Value of such asset divided by the tax basis thereof; providedfurther, that if the depreciation, amortization or other cost recovery deduction for federal income tax purposes with respect to any Partnership asset for any period is zero ($0.00), Book Depreciation shall be determined by the Tax Matters Partner using any reasonable method selected by the Tax Matters Partner that is based on the Book Value of such asset.

  “Book Value” shall mean, with respect to any Partnership asset at any time, the adjusted basis of such asset for federal income tax purposes, except that (a) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the Fair Market Value of such asset, and (b) the Book Value of all Partnership assets shall be adjusted to equal their Fair Market Values, as determined in good faith by the General Partner, upon the occurrence of certain events as described below.  In either case, the Book Value of Partnership assets shall thereafter be adjusted for Book Depreciation taken into account with respect to such asset.  Provided the Tax Matters Partner makes an election to do so as provided under Section 1.704-1(b)(2)(iv)(f) of the Regulations, the Book Value of Partnership assets shall be adjusted to equal their Fair Market Value, as determined in good faith by the General Partner, as of the following times to which the election relates:  (a) the admission of a new Partner to the Partnership or acquisition by an existing Partner of an additional interest in the Partnership, provided that the consideration contributed to the Partnership upon such admission or acquisition is more than a de minimis amount of money or assets; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of money or other assets; and (c) the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(1)(B).

  The Book Value of all Partnership assets shall also be increased (or decreased) to the extent that adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) have been taken into account for purposes of determining Capital Accounts in accordance with Regulation Section 1.704-1(b)(2)(iv)(m), unless such adjustments have already been accounted for pursuant to the preceding paragraph.  If the Book Value of an asset has been determined or adjusted pursuant hereto, such value shall thereafter be the basis for, and be adjusted by, the depreciation taken into account with respect to, such asset for purposes of computing Profits and Losses.  Moreover, notwithstanding the foregoing, the Book Value of any Partnership asset distributed to any Partner shall be the gross Fair Market Value of such asset on the date of distribution.

  “Business Day” shall mean any day other than a Saturday, Sunday or any day on which national banks in New York, New York are not open for business.

  “Buy/Sell Asset” is defined in Section 11.2(a) hereof.

  “Buy/Sell Notice” is defined in Section 11.2(a) hereof.

  “Buy/Sell Offer Price” is defined in Section 11.2(a) hereof.

  “Buy/Sell Offering Partner” is defined in Section 11.2(a) hereof.

  “Buy/Sell Responding Interest Price” is defined in Section 11.2(c) hereof.

  “Buy/Sell Responding Partner” is defined in Section 11.2(a) hereof.

  “Buy/Sell Response Notice” is defined in Section 11.2(a) hereof.

  “Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner as provided in Section 6.1 hereof and in accordance with Section 704(b) of the Code and Regulations Section 1.704-1(b)(2)(iv) and such other provisions of Section 1.704-1(b) of the Regulations as must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations.  In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

  “Capital Call” is defined in Section 5.1(b) hereof.

  “Capital Commitment” shall mean, with respect to each Partner, the amount set forth opposite its name on Schedule 1 hereto, as such Schedule may be amended or modified from time to time upon the Partners’ unanimous consent.  Any payment of the Acquisition Fees by Inland shall decrease Inland’s Capital Commitment, and, in such event, LMLP’s Capital Commitment shall be decreased by 17.65% of the amount Inland’s Capital Commitment is decreased.

  “Capital Contribution” shall mean, (a) at formation of the Partnership, the Initial Capital Contributions set forth on Schedule 1 hereto, and (b) at any particular time thereafter and with respect to any Partner, an amount equal to the sum of (a) the total amount of cash and (b) the Fair Market Value of any asset (determined as of the date such asset is contributed by such Partner and net of any liabilities secured by such asset that the Partnership is considered to assume or take subject to under Section 752 of the Code), that has in each case been contributed to the Partnership by such Partner pursuant to Section 5.1 hereof.

  “Change of Control” shall be deemed to occur upon (a) any Person (and its Affiliates) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding partnership interests in LMLP (other than an LMLP Affiliated Party) and (b) the resignation or removal (including death or permanent disability) of at least two of the following individuals from the management of LMLP: Michael L. Ashner, E. Robert Roskind and T. Wilson Eglin.

  “Closing” is defined in Section 11.3(c) hereof.

  “Closing Date” is defined in Section 11.3(c) hereof.

  “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of future laws.

  “Contributed Asset” is defined in the Contribution Agreement.

  “Contribution Agreement” shall mean the agreement pursuant to which LMLP contributes the Qualified Contribution Assets to the Partnership pursuant to Section 5.1 hereof and shall be in the form attached as Exhibit B to this Agreement.

  “CPI” shall mean the Revised Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S.  City

Average, All Items, based on 2002 as 100.  If the CPI hereafter ceases to use the 2002 Base as 100, then the CPI with the new base shall be used.  If the Bureau of Labor Statistics ceases to publish the CPI, then the successor or most nearly comparable index shall be used.  In the event that the U.S.  Department of Labor, Bureau of Labor Statistics, changes the publication frequency of the CPI so that it is not available when required under the Agreement, then the CPI for the closest preceding month for which a CPI is available shall be used in place of the CPI no longer available.

  “Default Sale Period” is defined in Section 11.3(d) hereof.

  “Defaulting Partner” is defined in Section 11.3(b) hereof.

  “Deposit” is defined in Section 5.1(d) hereof.

  “Distributable Cash” shall mean the amounts distributed pursuant to Sections 7.1(a)(i) and (ii) hereof.

  “Economic Interest” shall mean, with respect to any Percentage Interest, (a) all income, profits, cash flow, proceeds of sales and/or refinancing of the Qualified Assets, fees or payments of whatever nature and all distributions to which any Partner would be entitled, now or at any time hereafter, of whatsoever description or character; (b) all of any Partner’s present and future rights to and in its Capital Account, whether by way of liquidating distributions or otherwise, and all of such Partner’s right to receive or share in any surplus of the Partnership in the event of the dissolution of the Partnership; and (c) all damages, awards, money and considerations of any kind or character to which any Partner would be entitled, now or at any time hereafter, arising out of or derived from any proceeding by or against such Partner in any federal or state court, under any bankruptcy or insolvency law or under any law relating to assignments for the benefit of creditors, compositions, extensions or adjustments of indebtedness, or to any other relief of debtors, or otherwise in connection with its interest in the Partnership.

  “Economic Risk of Loss” shall have the meaning specified in Regulations Section 1.752-2.

  “Enhanced Preferred Equity Return” shall mean the Preferred Equity Return plus 400 basis points.

  “Environmental Assessment” shall mean with respect to any Proposed Qualified Asset, a phase one environmental site assessment performed by a qualified environmental consultant selected by the General Partner in accordance with the then current ASTM Standard Practice for Environmental Site Assessments, E1527 and, if required by the General Partner, any additional Phase II sampling, investigation, monitoring or other activities performed by a qualified environmental consultant.

  “Environmental Law” shall mean every federal, state, county or other governmental law, statute, ordinance, rule, regulation, requirement, order (including any consent order), or other binding obligation, injunction, writ or decision relating to or addressing the environment or hazardous materials, including, but not limited to, those federal statutes commonly referred to as the Clean Air Act, Clean Water Act, Resource Conservation Recovery Act, Toxic Substances Control Act, Comprehensive Environmental Response, Compensation and Liability Act and the Endangered Species Act as well as all regulations promulgated thereunder and all state laws and regulations equivalent thereto, as each such statute, regulation or state law or regulation equivalent may be amended from time to time.

  “Equity Capital” shall mean the book equity of the Partnership, computed in accordance with GAAP and based on the monthly average over the fiscal year, adjusted to exclude the effect of any depreciation, unrealized gains, unrealized losses and other non-cash items.  For realized gains or losses, the amount of gain or loss shall be based on unadjusted book value.

  “Event of Default” shall mean with respect to or by any Partner (a) the declaration of Bankruptcy, (b) a failure to timely perform its obligations under this Agreement (or with respect to the LMLP Partners, the failure by an LMLP Affiliated Party to timely perform its obligations under the Contribution Agreement, the Purchase Agreement or the Management Agreement), including the failure of the General Partner to timely enforce any material term of the Management Agreement, or other material breach of this Agreement (or with respect to the LMLP Partners, any other material breach by an LMLP Affiliated Party of a material provision of the Contribution Agreement, the Purchase Agreement or the Management Agreement) and the continuation of such failure or other material breach beyond the applicable grace, notice or cure periods, if any, including, without limitation, the obligation to make any Additional Capital Contributions, (c) any attempted assignment, mortgage, pledge, transfer or other disposition, whether voluntary or involuntary, of its Percentage Interests (in whole or in part) not expressly permitted in this Agreement, (d) the dissolution, withdrawal or incapacity of such Partner, which prohibits such Partner’s ability to continue as a Partner of the Partnership, (e) the intentional misrepresentation by such Partner or any of its Affiliates of a material fact involving the Partnership to another Partner or an Affiliate thereof or to the Partnership, (f) the entry of a final judgment or decree of a court or governmental agency having proper jurisdiction, declaring such Partner guilty of a felony involving moral turpitude, fraud or wrongdoing in connection with any business activity, (g) the misapplication by such Partner or any of its Affiliates of any assets of the Partnership, or (h) fraud or material and willful misconduct by such Partner or any of its Affiliates involving the Partnership or in the performance of its obligations under this Agreement or the Management Agreement, Contribution Agreement or Purchase Agreement.  The matters set forth in clauses (b), (c), (e), (f), (g) and (h) above shall not constitute an Event of Default if such matter does not pertain to wrongdoing involving a criminal conviction and such matter is cured (including the payment of any damages) within thirty (30) days following receipt of notice of such failure from any other Partner, unless such matter by its very nature is incapable of being cured within such thirty (30) day period and the defaulting Partner has commenced and is diligently pursuing a cure, in which event such defaulting Partner shall have a commercially reasonable period not to exceed ninety (90) days to effect such cure; provided that in the case of matters set forth in (f), (g) and (h), the cure shall include the removal of the employees or agents involved in such event from the active management of the Partnership.  So long as LMLP GP is the General Partner, a breach of Section 3.8(a) or Section 12.19 shall be considered an Event of Default by LMLP, unless such breach (i) has been cured within ninety (90) days of such breach and a similar breach of Section 3.8(a) has not occurred in the previous twelve (12) months in the case of Section 3.8(a), (ii) was directly and proximately caused by an action approved by a

Supermajority Vote of the Executive Committee or consented to by Inland and Inland had knowledge of the possibility of such breach.

  “Executive Committee” shall mean a committee of five (5) members, consisting of three (3) members appointed by LMLP and two (2) members appointed by Inland.  The initial members of the Executive Committee appointed by the LMLP Partners shall be Michael L. Ashner, T. Wilson Eglin and Brendan P. Mullinix.  The initial members of the Executive Committee appointed by Inland shall be Lori Foust and Thomas McGuinness.

  “Exclusivity Right” is defined in Section 3.9(a)(ii) hereof.

  “Existing Indebtedness” shall mean the existing indebtedness encumbering the Qualified Contribution Assets and the Qualified Sale Assets, the principal balances as of August 1, 2007 are respectively set forth on Schedules 1 and 2.8 hereto.

  “Extraordinary Call” is defined in Section 5.1(c) hereof.

  “Extraordinary Call Cap” is defined in Section 5.1(c) hereof.

  “Extraordinary Capital Contribution” is defined in Section 5.1(c) hereof.

  “Extraordinary Funding” is defined in Section 5.1(c) hereof.

  “Fair Market Value” shall mean an amount (in cash) that a bona fide, willing buyer under no compulsion to buy and a bona fide, willing and unrelated seller under no compulsion to sell would pay and accept, respectively, for the purchase and sale of a Qualified Asset, taking into account any liens, restrictions and agreements then in effect and binding upon the Qualified Asset or any successor owner thereof and any options, rights of first refusal or offer or other rights or options that either burden the Qualified Asset or run to the benefit of the owner of the Qualified Asset; provided, however, that in determining the Fair Market Value of any Qualified Asset, none of the options, rights of first refusal or offer or other rights of the Partners hereunder shall be taken into consideration.

  “General Partner” shall mean the Person appointed general partner of the Partnership pursuant to the terms of this Agreement. The initial General Partner shall be LMLP GP.

  “Gross Revenues” is defined in Section 3.10(a) hereof.

  “IMBC” is defined in Section 3.8(f) hereof.

  “Indemnified Party” is defined in Section 3.12(a) hereof.

  “Initial Capital Contribution” shall mean, (a) with respect to Inland, the amount of cash and (b) with respect to each LMLP Partner, the amount of cash and/or the amount of the Contribution Value (as defined in the Contribution Agreement), in each case as pursuant to Section 5.1 hereof and made prior to March 1, 2008 and as set forth on Schedule 1 hereto, which shall be amended and restated to reflect each such contribution.

  “Initiating Partner” is defined in Section 11.3(f) hereof.

  “Inland” is defined in the Preamble hereto.

  “Inland Priority Return” is defined in Section 7.1(a)(i)(B) hereof.

  “Letter Agreement” shall mean that certain Letter Agreement, dated as of the date first set forth above, among Inland, LMLP and LMLP GP.

  “Limited Partner” is defined in the Preamble hereto.

  “Liquidating Events” is defined in Section 9.1 hereof.

  “Liquidation” shall mean (a) when used with respect to the Partnership, the date upon which the Partnership ceases to be a going concern, and (b) when used with respect to any Partner, the earlier of (i) the date upon which there is a Liquidation of the Partner and (ii) the date upon which such Partner’s entire interest in the Partnership is terminated other than by transfer, assignment or other disposition to a Person other than the Partnership.

  “Liquidator” shall mean any Person designated as such by a Supermajority Vote of the Executive Committee.

  “Losses” and“Profits” are defined in Section 6.2(b) hereof.

  “LMLP” is defined in the Preamble hereto.

  “LMLP Affiliated Party” shall mean any LMLP Partner, the Asset Manager and/or any of their respective Affiliates (but shall in no event include the Partnership, any SP Subsidiary, Inland or any of its Affiliates).

  “LMLP GP” is defined in the Preamble hereto.

  “LMLP Partner” is defined in the Preamble hereto.

  “LMLP Priority Return” is defined in Section 7.1(a)(i)(C) hereof.

  “LMLP Sale Affiliates” shall mean the LMLP Affiliates set forth on Schedule 2.8 hereto that are selling the Qualified Sale Assets to the Partnership pursuant to Section 2.8 hereof.

  “LXP” shall mean Lexington Realty Trust, a Maryland real estate investment trust, or its successors or assigns.

  “Major Decision” is defined in Section 3.4 hereof.

  “Majority Vote” shall mean the written consent of three (3) of the five (5) members of the Executive Committee.

  “Management Agreement” shall mean the agreement between the Asset Manager and the Partnership which shall be substantially in the form attached hereto as Exhibit C, and which shall provide that the Management Agreement may be terminated by the Partnership at any time and the terms of which shall be monitored and enforced by the General Partner.

  “Management Fees” shall mean the Property Management Fee and the Partnership Management Fee.

  “Material Modification” shall mean a modification relating to the treatment of Capital Accounts, distributions and/or allocations hereunder which, when considered on a cumulative basis with the effect of all other such modifications previously made, is likely to adversely affect the amount ultimately distributable or paid to any Partner hereunder as determined by the independent accountants of the Partnership.

  “Net Cash Flow from Operations” shall mean the gross revenues from Partnership operations (excluding sales or other dispositions or refinancings of Qualified Assets) less, without duplication, the sum of any portion thereof used to (a) pay Operating Expenses, general and administrative costs and overhead of the Partnership, capital improvements, replacements or debt payments, any Management Fees payable to the General Partner or Asset Manager pursuant to Section 3.10 hereof, any credits reserved pursuant to Section 3.10 hereof, indemnities and other extraordinary payments made pursuant to this Agreement or to (b) establish reasonable reserves for Operating Expenses, capital improvements, replacements, debt payments and contingencies as provided in the Annual Plan, as such reserves are calculated, established and maintained by the General Partner pursuant to Section 3.4.  “Net Cash Flow from Operations” shall not be reduced by real estate depreciation or by cost amortization, cost recovery deductions or similar allowances, but shall be increased by any reduction of reserves previously described in an Annual Plan.

  “Net Cash from Sales or Refinancings” shall mean the gross cash proceeds from the sale or other disposition or refinancing or repayment or exercise of Qualified Assets less (a) any closing, transaction and other costs incurred by the Partnership in connection with such sale or other disposition or refinancing or repayment or exercise, as the case may be; (b) the amount required to retire any debt outstanding against such Qualified Assets; and (c) any amounts required to fund any related reserves up to the levels required.  Net Cash from Sales or Refinancings shall be increased by releases of reserves previously funded from Net Cash from Sales or Refinancings.  “Net Cash from Sales or Refinancings” shall include all principal and interest payments made with respect to any note or other obligation received by the Partnership in connection with the sale or other disposition of any Qualified Asset.

  “9% Cash on Cash Return” shall mean, with respect to either Inland or LMLP a return sufficient to achieve a 9% cash on cash yield calculated by dividing (a) Distributable Cash distributed to such Partner by (b) the Capital Contributions (including credited amounts under Section 3.10 hereof) made, plus, (i) solely with respect to Inland, the Acquisition Fees (if any) paid by Inland, or (ii) solely with respect to LMLP, 17.65% of the amount the Acquisition Fees (if any) paid by Inland.

  “Nonrecourse Liability” shall mean any Partnership liability (or portion thereof) the Economic Risk of Loss of which is not borne by any Partner or any party related to any Partner, as such related party is described in the applicable Regulations under Code Section 752.

  “Non-Parameter Asset” is defined in Section 3.6(c) hereof.

  “Offer Price” shall mean the ROFO Offer Price or the Buy/Sell Offer Price, as applicable.

  “Offered Agreement” is defined in Section 11.2(a) hereof.

  “O.P. Unit” shall mean a partnership interest in a partnership in which LXP or its Affiliate is a partner.

  “Operating Expenses” shall mean (a) all reasonable and customary costs and expenses of Third Parties retained in connection with the ownership, leasing, operation, repair and maintenance of the Qualified Assets and (b) real estate taxes, insurance premiums, utility charges, rent collection and lease enforcement costs, brokerage commissions to the extent applicable to the period in question (but excluding any Acquisition Fees payable to the Asset Manager under Section 3.6(g) hereof), maintenance expenses, costs of repairs and replacements (which, under generally accepted accounting principles consistently applied, may be expensed during the period when made) and management fees (including any Management Fees payable to the Asset Manager pursuant to Section 3.10 hereof) in connection with the ownership, leasing, operation, repair and maintenance of the Qualified Assets.  Operating Expenses shall not include general and administrative costs and overhead of the Partnership and debt payments.

  “Other Partner(s)” in respect of either or both of the LMLP Partners shall mean Inland and in respect of Inland shall mean either or both of the LMLP Partners.

  “Partially Adjusted Capital Account” shall mean, with respect to any Partner for any taxable year of the Partnership, the Capital Account balance of such Partner at the beginning of such year, adjusted for all contributions and distributions during such year and all special allocations pursuant to Section 6.3 hereof with respect to such year but before giving effect to any allocations pursuant to Section 6.2 hereof with respect to such year.

  “Partner” is defined in the Preamble hereto.

  “Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).

  “Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(i)(2).

  “Partner Nonrecourse Deductions” is defined in Section 6.3(d) hereof.

  “Partnership” is defined in the Preamble hereto.

  “Partnership Management Fee” is defined in Section 3.10(b) hereof.

  “Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) and (d) of the Regulations.

  “Percentage Interest” shall mean the entire undivided ownership interest in the Partnership of any Partner at any particular time, (a) expressed as a percentage rounded to the nearest one one-hundredth (0.01%), (b) determined at such time by dividing the total Capital Contributions made by such Partner by the total Capital Contributions made to the Partnership by all Partners and (z) as may be adjusted from time to time in accordance with the terms hereof.  The Percentage Interest of each Partner as of the date first set forth above shall be as described on Schedule 1 hereto.

  “Permitted Expenses” shall mean, for each annual period covered by an Annual Plan, Operating Expenses, capital improvements, replacements and debt payments as set forth therein plus, with respect to each budget line item in the Annual Budget portion of such Annual Plan, the greater of (a) five percent (5%) of each such budget line item or (b) Twenty Thousand Dollars ($20,000.00); provided, however, that the aggregate Permitted Expenses (other than the Management Fees payable to the Asset Manager pursuant to Section 3.10 hereof), when added to all other obligations incurred or reserve amounts accrued in excess of the applicable budget line items in such Annual Budget portion of the Annual Plan, shall not exceed (i) One Hundred Thousand Dollars ($100,000) in any fiscal year for a particular Qualified Asset or (ii) an average (taking into account all Qualified Assets then owned by the Partnership) of Fifty Thousand Dollars ($50,000) per Qualified Asset.  Permitted Expenses shall also mean (a) all reasonable and customary costs and expenses of Third Parties retained in connection with the Acquisition Activities as provided in Section 3.6(f) hereof, (b) any reasonable costs or expenses incurred in implementing a Major Decision approved as provided in Section 3.4 hereof and not otherwise already included in an Annual Plan, and (c) costs and expenses incurred by and on behalf of the Partnership in connection with the formation of the Partnership, including legal fees and costs and expenses associated with assumption or refinancing the Existing Indebtedness, but excluding fees and expenses set forth in Section 12.16 hereof.

  “Person” shall mean any individual, trust (including a business trust), unincorporated association, corporation, limited liability company, joint stock company, general partnership, limited partnership, joint venture, governmental authority or other entity.

  “Physical Inspection Report” shall mean a report prepared by a qualified independent third party engineer, architect or other real estate inspector selected by the General Partner concerning the physical condition of any Proposed Qualified Asset.

  “Plan Amendment” is defined in Section 3.5(c).

  “Preferred Equity” shall mean the Preferred Equity Capital Contribution by LMLP pursuant to Section 5.2 hereof and allocated among the Preferred Equity Assets as reasonably determined by LMLP.

.  “Preferred Equity Asset” shall mean a Qualified Sale Asset described on Schedule 5.2 hereof and shall not include any Qualified Refi Asset.

  “Preferred Equity Capital Contribution” shall mean the cash contributed to the Partnership by LMLP pursuant to Section 5.2 hereto.

  “Preferred Equity Return” shall mean a cumulative distribution on the outstanding Preferred Equity paid quarterly in accordance with Section 7.1 hereof at a rate per annum equal to the weighted average interest rate on the mortgage financing to be secured by the Qualified Refi Assets or the Enhanced Preferred Equity Return, as applicable.

  “Priority Loan” is defined in Section 5.1(a) hereof.

  “Priority Return” shall mean the Inland Priority Return and/or the LMLP Priority Return, as applicable.

  “Profits” and “Losses” are defined in Section 6.2(b) hereof.

  “Property Management Fee” is defined in Section 3.10(a) hereof.

  “Proposed Plan” is defined in Section 3.5(a) hereof.

  “Proposed Qualified Asset” is defined in Section 3.6(a) hereof.

  “Purchase Agreement” shall mean the agreement pursuant to which the Partnership purchases the Qualified Sale Assets from the LMLP Sale Affiliates pursuant to Section 2.8 hereof and each such Purchase Agreement shall be in the form attached as Exhibit D to this Agreement.

  “Purchasing Partner” shall mean the purchasing Partner under Section 11.1 or Section 11.2 hereof, as the case may be.

  “Purchase Price” shall mean (a) with respect to each Qualified Contribution Asset, the Contribution Value which will be set forth on Schedule 1 to the Contribution Agreement upon acquisition of the Qualified Contribution Asset, (b) with respect to each Qualified Sale Asset, the Sales Price which will be set forth on Schedule 1 to the Purchase Agreement upon acquisition of the Qualified Sale Asset, and (c) with respect to each other Qualified Asset, the gross purchase cost of the Qualified Asset.

  “Qualified Contribution Assets” shall mean the assets set forth on Schedule 1, each of which shall be a Qualified Asset upon contribution to the Partnership pursuant to a Contribution Agreement and Section 5.1(a) hereof.

  “Qualified Asset” or “Qualified Assets” shall mean the direct or indirect interest of the Partnership in (a) each Approved Qualified Asset and Non-Parameter Asset acquired by the Partnership pursuant to Section 3.6 hereof, and (b) the Qualified Contribution Assets and the Qualified Sale Assets.

  “Qualified Assumed Assets” shall mean the Qualified Contribution Assets and the Qualified Sale Assets set forth on Schedule 3.8 hereto under the heading “Qualified Assumed Assets.”

  “Qualified Refi Assets” shall mean the Qualified Contribution Assets and the Qualified Sale Assets set forth on Schedule 3.8 hereto under the heading “Qualified Refi Assets.”

  “Qualified Sale Assets” shall mean the interests of the LMLP Sale Affiliates in the assets set forth on Schedule 2.8, each of which shall be a Qualified Asset upon acquisition by the Partnership pursuant to a Purchase Agreement.

  “Recoverable Amounts” is defined in Section 3.10(a) hereof.

  “Regulations” shall mean the income tax regulations promulgated under the Code, whether temporary, proposed or finalized, as such regulations may be amended from time to time (including corresponding provisions of future regulations).

  “Regulatory Allocations” is defined in Section 6.3(f) hereof.

  “REIT” shall mean “real estate investment trust” within the meaning of Sections 856-860 of the Code.

  “Removal Event” shall mean (a) an Event of Default caused by an LMLP Partner or an LMLP Affiliated Party or (b) a Change of Control.

  “Required Third Party Price” is defined in Section 11.1(a) hereof.

  “Responding Partner” shall mean the ROFO Responding Partner or the Buy/Sell Responding Partner, as applicable.

  “Rights Trigger Date” shall mean the earliest of the following: (a) the fourth anniversary of the date first set forth above; (b) an Event of Default; (c) a Change of Control; (d) termination of the Management Agreement by the Partnership; and (e) a Removal Event.

  “ROFO Notice” is defined in Section 11.1(a) hereof.

  “ROFO Offer Price” is defined in Section 11.1(a) hereof.

  “ROFO Offering Partner” is defined in Section 11.1(a) hereof.

  “ROFO Responding Partner” is defined in Section 11.1(a) hereof.

  “ROFO Response Notice” is defined in Section 11.1(a) hereof.

  “ROFO Terms” is defined in Section 11.1(a) hereof.

  “Section 704(c) Property” shall mean (a) each item of property to which Section 704(c) of the Code or Section 1.704-3(a)(3) of the Regulations applies that is contributed to the Partnership, and (b) any property owned by the Partnership which is governed by the principles of Section 704(c) of the Code, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Regulations.

  “Selling Partner” shall mean the selling Partner under Section 11.1 or Section 11.2 hereof, as the case may be.

  “SP Subsidiary” shall mean an entity selected by the General Partner which shall be wholly-owned (directly or indirectly) by the Partnership, the purpose of which is limited to acquiring, financing, holding for investment, preserving, managing, operating, improving, leasing, selling, exchanging, transferring and otherwise using or disposing of a Qualified Asset or Qualified Assets.

  “SP Subsidiary Limited Liability Company Agreement” shall mean the limited liability company agreement of an SP Subsidiary that is the general partner of another SP Subsidiary, which, except as provided in Section 3.4 hereof, shall be substantially in the form attached hereto as Exhibit E.

  “SP Subsidiary Partnership Agreement” shall mean the limited partnership agreement of an SP Subsidiary that is the owner of a Qualified Asset, which, except as provided in Section 3.4 hereof, shall be substantially in the form attached hereto as Exhibit F.

  “SP Subsidiary Agreements” shall mean the SP Subsidiary Limited Liability Company Agreements and the SP Subsidiary Partnership Agreements.

Supermajority Vote” shall mean the written consent of four (4) of the five (5) members of the Executive Committee.

  “Target Account” shall mean, with respect to any Partner for any taxable year of the Partnership, the excess of (a) an amount (which may be either a positive balance or a negative balance) equal to the hypothetical distribution (or contribution) such Partner would receive (or contribute) if all assets of the Partnership, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year), all liabilities (including prepayment penalties, yield maintenance fees and similar costs) of the Partnership were then satisfied according to their terms (except that if the nonrecourse liabilities secured by an asset exceed the Book Basis of such asset, such calculation shall be made assuming that the asset were transferred to the lender in satisfaction of the debt) and all remaining proceeds from such sale were distributed pursuant to Section 9.2 over (b) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain immediately prior to such sale.

  “Tax Depreciation” shall mean with respect to any property owned by the Partnership depreciation, accelerated cost recovery, or modified cost recovery, and any other amortization or deduction allowed or allowable for federal, state or local income tax purposes.

.  “Tax Matters Partner” is defined in Section 6.5 hereof.

  “Third Parties” shall mean consultants, engineers, environmental consultants, accountants, attorneys, contractors and subcontractors, brokers or managers, but excluding any LMLP Affiliated Party.

  “Third Party Sale Period” is defined in Section 11.1(b) hereof.

ARTICLE II
FORMATION, DURATION AND PURPOSES; PURCHASE OF INITIAL
PROPERTIES

Section 2.1  Formation.  Pursuant to the Delaware Revised Uniform Limited Partnership Act, codified in the Delaware Code Annotated, Title 6, Sections 17-101 to 17-1111, as the same may be amended from time to time (the “Act”), the Partners agree to form and hereby form the Partnership by entering into this Agreement.  The Partners hereby acknowledge that a certificate of limited partnership has been executed and filed in the office of the Delaware Secretary of State on the date hereof.  The execution and filing of such certificate of limited partnership with the Delaware Secretary of State is hereby authorized, ratified and approved by the Partners.  The rights, liabilities and obligations of any Partner with respect to the Partnership shall be determined in accordance with the Act and this Agreement.  To the extent anything contained in this Agreement modifies, supplements or otherwise affects any such right, liability, or obligation arising under the Act, this Agreement shall supercede the Act to the extent not restricted thereby.

Section 2.2  Name; Registered Agent and Registered Office.  The name of the Partnership and the name under which the business of the Partnership shall be conducted shall be “Net Lease Strategic Assets Fund L.P.”  The registered agent of the Partnership shall be Corporation Service Company, and the registered office of the Partnership shall be at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The General Partner may select another such registered agent or registered office from time to time.

Section 2.3  Principal Office.  The principal place of business and office of the Partnership shall be located at c/o The Lexington Master Limited Partnership, One Penn Plaza, Suite 4015, New York, New York 10119-4015, or at such other place as the General Partner may determine from time to time.  The business of the Partnership may also be conducted at such additional place or places as the General Partner may determine.

Section 2.4  Purposes and Business.  The business of the Partnership is to, directly or indirectly, acquire, finance, refinance, hold for investment, preserve, manage, operate, improve, lease, sell, exchange, transfer and otherwise use or dispose of the Qualified Assets as may be, directly or indirectly, acquired by the Partnership from time to time pursuant to the terms hereof, which Qualified Assets may be located anywhere in the United States.  In connection therewith and without limiting the foregoing, the Partnership shall have the power to dispose of the Qualified Assets in accordance with the terms of this Agreement and to engage in any and all activities related or incidental thereto, all for the benefit of the Partners.

Section 2.5  Term.  The term of the Partnership shall commence on the date of this Agreement and shall continue in full force and effect until terminated pursuant to the terms hereof.  No Partner may withdraw from the Partnership without the prior consent of the General Partner, other than as expressly provided in this Agreement.

Section 2.6  Other Qualifications.  The Partnership shall file or record such documents and take such other actions under the laws of any jurisdiction in which the Partnership does business as are necessary or desirable to permit the Partnership to do business in any such jurisdiction and to promote the limitation of liability for the Partners in any such jurisdiction.

Section 2.7  Limitation on the Rights of Partners.  Except as otherwise specifically provided in this Agreement, (a) no Partner shall have the right to withdraw or retire from, or reduce its contribution to the capital of, the Partnership; (b) no Partner shall have the right to demand or receive assets other than cash in return for its Capital Contribution; and (c) no Partner shall have priority over any other Partner either as to the return of its Capital Contribution or as to profits or distributions.

Section 2.8  Purchase of Qualified Sale Assets.  Contemporaneously with the execution of this Agreement, the LMLP Sale Affiliates will agree to sell, and the Partnership will agree to purchase the Qualified Sale Assets pursuant to the Purchase Agreements described on Schedule 2.8 hereto at the purchase prices set forth on Schedule 2.8 hereto.  In the event the Qualified Sale Asset located at 3600 Southgate Drive, Danville, Illinois is acquired by the Partnership pursuant to a Purchase Agreement, LMLP shall be solely responsible for and shall pay directly the costs incurred to complete the currently contemplated 55,000 square foot expansion at such Qualified Asset as shown on Schedule 2.8; provided, LMLP shall only be responsible for such costs up to $1.8 million and shall not be responsible for any change orders to the current plans and specifications for such expansion.

Section 2.9  Remuneration To Partners.  No Partner is entitled to remuneration for acting on behalf of the Partnership.  Except as otherwise authorized in this Agreement, including but not limited to Sections 3.6 and 3.10, no Partner is entitled to remuneration for acting in the Partnership business.

ARTICLE III
MANAGEMENT RIGHTS, DUTIES, AND POWERS
OF THE GENERAL PARTNER; TRANSACTIONS INVOLVING
PARTNERS

Section 3.1  Management.

(a)  Management by the General Partner.  LMLP GP shall be the General Partner until (x) a Removal Event, or (y) LMLP GP resigns as the General Partner.  The General Partner shall manage the investments, business and day-to-day affairs of the Partnership and shall be responsible for acquisitions and dispositions of Qualified Assets, subject, however, to the provisions of Section 3.4 hereof with respect to Major Decisions, of Section 3.6, Section 3.7 and Article XI hereof with respect to the acquisition or sale of Qualified Assets and any other provisions of this Agreement concerning the investments, business and day-to-day affairs of the Partnership.  The General Partner shall use commercially reasonable efforts to manage the investments, business and day-to-day affairs of the Partnership in accordance with the Annual Plan approved in accordance with Section 3.5 hereof.  Any action taken by the General Partner in accordance with the terms of this Agreement shall constitute the act of and serve to bind the Partnership.  The General Partner may delegate certain of the tasks that are to be performed in connection with the acquisition of Qualified Assets, the management of the

Qualified Assets or the business and day-to-day affairs of the Partnership.  Any such delegation to third parties provided in the previous sentence shall be at the cost of the General Partner and supervised by the General Partner and such delegation shall not relieve the General Partner of any of its obligations hereunder.  Any right of any Partner to consent to any action requiring its consent hereunder shall not be diminished or otherwise affected by such delegation.

(b)  Delegation to the Executive Committee.

(i)  The Executive Committee shall be delegated the authority to exercise the authority conferred on it by this Agreement.  No member of the Executive Committee shall (x) have any interest in or rights under this Agreement, (y) be admitted as a substitute for any Partner or (z) have any of the rights of a Partner under the Act or this Agreement.

(ii)  Action requiring a Supermajority Vote by the Executive Committee shall be taken without a meeting by a consent in writing setting forth the action taken, which shall be signed by at least four (4) of the five (5) members of the Executive Committee.  Action requiring a Majority Vote of the Executive Committee shall be taken at a special meeting of the Executive Committee, upon not less than five (5) Business Days’ prior written notice by the General Partner to the members of the Executive Committee.  Such meetings shall be held at the time specified in the notice at a location selected by the General Partner or, if requested by any member of the Executive Committee, by teleconference.

(iii)  Any member of the Executive Committee may resign at any time by giving written notice to each Partner.  The resignation of any member of the Executive Committee shall take effect upon receipt of the notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make such resignation effective.  The Partner who appointed the resigning Executive Committee member shall appoint a replacement Executive Committee member within seven (7) Business Days of such resignation.  Any Partner who appointed an Executive Committee member may remove such member at any time upon written notice to the other Partners, which notice shall name and appoint a new Executive Committee member to replace the Executive Committee member so removed.

(iv)  The members of the Executive Committee shall not be entitled to receive any fees or reimbursement for any expenses for their service in such capacity.

(c)  Delegation to the Asset Manager.  The General Partner shall retain the Asset Manager pursuant to a Management Agreement substantially in the from attached hereto as Exhibit C and delegate (pursuant to Sections 3.1(a) and (b) above) to the Asset Manager the management of the Qualified Assets and, during the Acquisition Period, the performance of the tasks necessary for the evaluation of Proposed Qualified Assets and the acquisition of Approved Qualified Assets as contemplated in Section 3.6 hereof.  The Asset Manager shall (x) have no interest in or rights under this Agreement, (y) not be admitted as a substitute for any Partner and (z) not have any of the rights of a Partner under the Act or this Agreement.  Any delegation to the Asset Manager provided in this Section 3.1(b) shall be supervised by the General Partner and the Executive Committee and such delegation shall not relieve the General Partner of any of its obligations hereunder as General Partner.

(d)  Right to Rely on Authority of the General Partner.  Any action taken by the General Partner, acting on behalf of the Partnership pursuant to the authority conferred thereon in this Agreement, shall be binding on the Partnership.  In no event shall any Person dealing with the General Partner with respect to the conduct of the affairs of the Partnership be obligated to ascertain whether the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any action of the General Partner.

(e)  Inland’s Right to Enforce Partnership Rights Against LMLP Affiliated Parties.  Notwithstanding anything herein to the contrary, if LMLP GP, in its capacity as General Partner, has failed to enforce any of the Partnership’s rights against any LMLP Affiliated Party that has defaulted on any obligation owed to the Partnership under this Agreement, the Contribution Agreement, the Purchase Agreement or any agreement between the Partnership and any LMLP Affiliated Party (including the Management Agreement), Inland shall be entitled to exercise, on behalf of the Partnership and at the expense of the Partnership, the Partnership’s rights and obligations arising under such agreements all without the consent or approval of LMLP GP or the Executive Committee.

Section 3.2  Actions of the General Partner.

(a)  Acts of the General Partner.  Any action required or permitted to be taken by the General Partner shall be taken by written consent of the General Partner, and the writing or writings shall be filed with the books and records of the Partnership.

(b)  General Informational Meetings.  The General Partner shall hold informational meetings with the Partners to review and discuss the Partnership’s activities and business at least once annually and, so long as LMLP GP is the general partner and if requested by Inland upon not less than ten (10) Business Days’ prior written notice, at least once quarterly.  Such meetings shall be held at a mutually convenient time at a location selected by the General Partner and teleconferencing will be made available.

Section 3.3  Authority of the General Partner.

(a)  Except as otherwise provided in this Article III, the General Partner is hereby authorized to do the following, for and in the name and on behalf of the Partnership, as may be necessary, convenient or incidental to the implementation of the Annual Plan or to the accomplishment of the purposes of the Partnership (provided, that if any of the following constitutes a Major Decision that is not specifically set forth in the Annual Plan, the General Partner shall first obtain the consent of the Executive Committee pursuant to Section 3.4 hereof):

(i)  enter into a good faith non-binding letter of intent concerning the acquisition of a Proposed Qualified Asset.

(ii)  acquire by purchase, exchange or otherwise, any Proposed Qualified Asset consistent with the purposes of the Partnership, but only in accordance with Sections 3.4 and  3.6 hereof;

(iii)  operate, manage and maintain each of the Qualified Assets;

(iv)  take such action as is necessary to form, create or set up any SP Subsidiary that has been approved in accordance with Section 3.6 hereof;

(v)  dissolve, terminate or wind-up any SP Subsidiary, provided that any Qualified Asset held by such SP Subsidiary has been disposed of in accordance with Article XI hereof or transferred to the Partnership or any other SP Subsidiary;

(vi)  enter into, amend, extend or renew any lease of any Qualified Asset or any part thereof or interest therein approved as part of the Annual Plan;

(vii)  initiate legal proceedings or arbitration with respect to any lease of any Qualified Asset or part thereof or interest therein; provided that the initiation of such legal proceedings or arbitration shall have arisen (x) in connection with any matter of an emergency nature, (y) for the collection of rent or (z) involving an uninsured claim of less than $100,000;

(viii)  dispose of any or all of the Qualified Assets by sale, lease, exchange or otherwise, and grant an option for the sale, lease, exchange or otherwise of any or all the Qualified Assets, but only in accordance with Section 3.7 hereof;

(ix)  employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and, subject to Section 3.4 hereof, independent accountants for the Partnership;

(x)  pay all Permitted Expenses (and maintain in reserve the amount of any credits pursuant to Section 3.10 hereof);

(xi)  execute and deliver any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and ownership of the Qualified Assets and in connection with any other matters with respect to which the General Partner has authority to act pursuant to the Annual Plan or as set forth in this Section 3.3;

(xii)  draw down funds as needed under any approved lines of credit or other financing previously approved under Section 3.4 hereof;

(xiii)  finance or refinance a portion of the purchase price of any Qualified Asset and incur (and refinance) indebtedness secured by any Qualified Asset, or any portion thereof or any interest or estate therein and incur any other secured or unsecured borrowings or other indebtedness;

(xiv)  implement those Major Decisions that are specifically set forth in the Annual Plan or that have been approved by the Executive Committee pursuant to Section 3.4 below; and

(xv)  subject to any conditions expressly provided in this Agreement, engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to or in connection with the accomplishment of the purposes of the Partnership as may be lawfully carried out or performed by a limited partnership under the laws of each state in which the Partnership is then formed or registered or qualified to do business.

(b)  Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.8(a) hereof, LMLP GP or LMLP is hereby authorized to obtain a loan on behalf of the Partnership or an SP Subsidiary the proceeds of which are to be used to redeem any allocated portion of the Preferred Equity and satisfy any first mortgage financing secured by the Preferred Equity Asset related to the allocated portion of the Preferred Equity being redeemed, so long as the annual total debt service payments required to be paid on such loan is equal to or less than the payments that the Partnership is otherwise required to make on the Preferred Equity being redeemed and the related first mortgage financing being satisfied.

Section 3.4  Major Decisions.

(a)  Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 3.3(b), Section 3.4(b) and Section 3.8(e) hereof, the General Partner shall not take, on behalf of the Partnership, and shall not permit the Partnership or the Asset Manager to take, any action, make any decision, expend any sum or undertake or suffer any obligation which comes within the scope of any Major Decision unless such Major Decision is approved by the Executive Committee in the manner required by Section 3.4(b) in advance in writing or as specifically set forth in the Annual Plan.

As used herein, “Major Decision” shall mean a decision to take any of the following actions directly or indirectly through or for an SP Subsidiary:

(i)  the acquisition (including any decisions under Section 3.6) by purchase, exchange or otherwise of any Qualified Asset or other asset and except for the acquisition of the Qualified Contribution Assets and Qualified Sale Assets; provided that acquisitions of Qualified Assets shall only occur during the Acquisition Period;

(ii)  the construction, alteration, improvement, repair, rehabilitation, razing, rebuilding or replacement of any building or other improvements or the making of any capital improvements, replacements, repairs, alterations or changes in, to or on any Qualified Asset, or any part thereof, except to the extent provided for in the Annual Plan; provided that repairs of an emergency nature may be undertaken without prior approval of a majority of the members of the Executive Committee provided the General Partner notifies each member of the Executive Committee in writing thereof within two (2) Business Days following the commencement of such emergency repairs;

(iii)  the reinvestment for restoration purposes of (i) insurance proceeds in excess of $500,000 received by the Partnership in connection with the damage or destruction of any Qualified Asset or (ii) condemnation proceeds in excess of $500,000 received by the Partnership in connection with the taking or settlement in lieu of a threatened taking of all or any portion of any Qualified Asset; provided that if the determination is made not to reinvest any such insurance or condemnation proceeds, then so much thereof as may be necessary shall be applied to the razing or other disposition of the remaining improvements as may be required by law or by a reasonably prudent property manager and the balance of such insurance or condemnation proceeds shall be distributed in accordance with this Agreement;

(iv)  the commencement of any case, proceeding or other action seeking protection for the Partnership as debtor under any existing or future law of any jurisdiction relating to Bankruptcy, insolvency, reorganization or relief of debtors; any consent to the entry of an order for relief in or institution of any case, proceeding or other action brought by any third party against the Partnership as a debtor under any existing or future law of any jurisdiction relating to Bankruptcy, insolvency, reorganization or relief of debtors; the filing of an answer in any involuntary case or proceeding described in the previous clause admitting the material allegations of the petition therefor or otherwise failing to contest any such involuntary case or proceeding; the seeking of or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or for a substantial portion of its Qualified Assets; any assignment for the benefit of the creditors of the Partnership; or the admission in writing that the Partnership is unable to pay its debts as they mature or that the Partnership is not paying its debts as they become due;

(v)  the extension of the statute of limitations for assessing or computing any tax liability against the Partnership or the amount of any Partnership tax item or to settle any dispute with respect to any income, or any other material, tax;

(vi)  a merger, sale or recapitalization of the Partnership or a sale or other disposition, including a disposition by lease, of any or all of the Qualified Assets, except in accordance with Article XI hereof;

(vii)  the financing or refinancing of, or the increasing of any mortgage indebtedness encumbering, any Qualified Asset, or any portion thereof or any interest or estate therein, whether recourse or non-recourse to the Partnership, or the incurrence of indebtedness secured by any Qualified Asset, or any portion thereof or any interest or estate therein, or the incurrence of any other secured or unsecured borrowings or other indebtedness by the Partnership, including determination of the terms and conditions thereof, and any amendments to such terms and conditions or otherwise with respect to anything in this clause (vii) except as contemplated in an Annual Plan or in accordance with Section 3.4 hereof;

(viii)  the approval of the Annual Plan, including any budget line item, and any amendment to the Annual Plan;

(ix)  the incurring of any cost or expense for any fiscal year, other than a Permitted Expense;

(x)  the entering into of any transaction or agreement with or for the benefit of, or the employment or engagement of, any LMLP Affiliated Party, except as expressly contemplated in Sections 3.1(c) and 3.10 hereof;

(xi)  except as required by the lenders under the loan documents governing indebtedness of the Partnership, the establishment of a reserve for working capital, capital expenditures or to pay other costs and expenses incident to ownership of the Qualified Assets and for such other Partnership purposes in excess of an aggregate of  (A) $100,000 or (B) $500,000;

(xii)  the initiation of legal proceedings or arbitration by the Partnership or the settlement of any litigation against the Partnership involving an uninsured claim in excess of (A) $100,000 or (B) $500,000; provided that the initiation of such legal proceedings or arbitration (x) in connection with any matter of an emergency nature, or (y) for the collection of rent, shall not be a Major Decision subject to this Section 3.4(a);

(xiii)  with respect to any lease of any Qualified Asset, or part thereof or interest therein, the entering into, amending, extending or renewing thereof, in each case not already approved as part of the Annual Plan;

(xiv)  the admission of a new Partner to the Partnership or acquisition by an existing Partner of an additional interest in the Partnership, except in accordance with Article VIII and XI hereof;

(xv)  the engagement of an accounting firm to audit the financial statements of the Partnership;

(xvi)  the extension of the Acquisition Period, which decision to extend shall be made not less than 60 days prior to the end of the Acquisition Period;

(xvii)  making an Extraordinary Call to the Partners to fund an operating deficit of the Partnership in excess of the Extraordinary Call Cap;

(xviii)  except in connection with items set forth in the Annual Budget or items constituting a Permitted Expense, the entry into any agreement by the Partnership involving more than $100,000 of consideration or having a term in excess of 1 year and in all cases any property management agreement or brokerage agreement;

(xix)  the winding up or dissolution of the Partnership;

(xx)  any deviation from the SP Subsidiary Agreements, which directly or indirectly impairs the economic or management rights of the Partnership; and

(xxi)  subject to Section 3.3 hereof, the execution of any agreement, contract or understanding or other arrangement to effectuate a Major Decision.

(b)  Vote Required. Major Decisions shall require the following approvals:

(i)  A Supermajority Vote shall be required for the Major Decisions set forth in Section 3.4(a)(i)-(iv), (vi)-(x), (xi)(B), (xii)(B) and (xiii)-(xxi).

(ii)  A Majority Vote shall be required for the Major Decisions set forth in Section 3.4 (v), (xi)(A) and (xii)(A).

(c)  Non-Binding Letters of Intent. Notwithstanding the foregoing, the General Partner shall be authorized to execute non-binding letters of intent with respect to property and operational actions that constitute Major Decisions.

Section 3.5  Preliminary and Annual Plans.

(a)  Preparation and Approval of Plans.  The General Partner shall prepare and deliver to the Executive Committee for its approval or disapproval a proposed annual plan for the next fiscal year of the Partnership (as further described below, a “Proposed Plan”).  The Proposed Plan shall cover the Partnership and each Qualified Asset and shall include:

(i)  a proposed Annual Budget covering the Partnership and each Qualified Asset and a brief narrative description of the material portions thereof;

(ii)  a plan of operations for each Qualified Asset, including anticipated repairs and improvements;

(iii)  estimated financing needs and estimated financing costs for the Partnership and each Qualified Asset;

(iv)  estimated cash flow projections for the Partnership and each Qualified Asset;

(v)  a description of tenants then in occupancy in each Qualified Asset;

(vi)  a schedule of Qualified Assets, any leases which are expiring during such fiscal year and the plans for the re-leasing of such Qualified Assets and any lease restructures (such as subleasing or expansion by a tenant) of which the General Partner is aware;

(vii)  projected capital improvements and capital repairs;

(viii)  a description of any Proposed Qualified Assets to the extent identified, including the terms of acquisition, provided that nothing in the Proposed Plan shall affect or limit the provisions of Section 3.6 hereof; and

(ix)  any other information relative to the management of the Qualified Assets or the Partnership reasonably requested by any member of the Executive Committee.

The General Partner shall prepare and submit a Proposed Plan to the Executive Committee on or before November 15th of the year prior to such fiscal year.  The Executive Committee shall approve or disapprove such revised Proposed Plan no later than December 15th of the year prior to the fiscal year covered by such revised Proposed Plan.  Any Proposed Plan approved by the Executive Committee in accordance with Section 3.4 shall become the annual plan for the next fiscal year of the Partnership (any Proposed Plan approved by the Executive Committee for any fiscal year of the Partnership, and as may be amended from time to time by a Plan Amendment, an “Annual Plan”).  A model of an Annual Plan is attached as Schedule 3.5 and made a part hereof.  The initial Annual Plan shall be approved by a Supermajority Vote of the Executive Committee within sixty (60) days of the date first set forth above.  If the Partnership has not acquired the Qualified Sale Assets and the Qualified Contribution Assets within sixty (60) days of the date first set forth above, then within thirty (30) days after the closing of the last to be acquired of Qualified Sale Assets or Qualified Contribution Assets, the General Partner shall submit a new Proposed Plan covering all of the Qualified Assets held by the Partnership for the remainder of the then current year to the Executive Committee for approval or disapproval within a thirty (30) day period in accordance with the procedures outlined herein which Proposed Plan upon approval shall become the Annual Plan.

(b)  Dispute Concerning an Annual Budget.  If, prior to the commencement of any fiscal year, the Executive Committee has disapproved the Proposed Plan because it could not reach an agreement as to the amount to be allocated to any budget line item set forth in the Annual Budget portion of the Proposed Plan for such fiscal year, then (i) as to any such disputed budget line item, the Annual Budget portion of the Annual Plan for the immediately preceding fiscal year (exclusive of any non-recurring capital expenditures) shall be controlling but only with respect to such disputed budget line item (in each case adjusted to reflect the increases in the CPI for November of such fiscal year over the CPI for November of such immediately preceding fiscal year) and only until such time as the Executive Committee has approved the amount to be allocated to such budget line item, and (ii) as to any budget line item or items that are not in dispute, the Annual Budget portion of the Proposed Plan shall control.

(c)  Amendments to Annual Plans.  If in any Partner’s judgment an Annual Plan requires amendment, such Partner shall deliver to the Executive Committee a written notice setting forth the proposed amendment to the Annual Plan and the basis therefor.  The Executive Committee shall approve or disapprove, in accordance with Section 3.4 hereof, such proposed amendment within ten (10) Business Days after receipt thereof, and, if the Executive Committee shall approve such proposed amendment (any such amendment, a “Plan Amendment”), the Annual Plan (including, without limitation any amendments to the Annual Budget portion thereof) shall be amended by the Plan Amendment as set forth in the written notice described in the preceding sentence.  If the Executive Committee shall disapprove a Plan Amendment, then the Annual Plan then in effect shall not be amended pursuant to such disapproved Plan Amendment.

Section 3.6  Qualified Asset Acquisitions.

(a)  Generally; Approval by Executive Committee.  During the Acquisition Period, LMLP GP shall identify net-leased assets that meet the Acquisition

Parameters as candidates for acquisition, directly or indirectly, by the Partnership (any such asset, a “Proposed Qualified Asset”).  LMLP GP or Asset Manager shall submit the Acquisition Memorandum described in Section 3.6(b) hereof with respect to the Proposed Qualified Asset or a Non-Parameter Asset that LMLP GP recommends for acquisition by the Partnership to the Executive Committee.  The Executive Committee shall have seven (7) Business Days after its receipt of the Acquisition Memorandum to approve or disapprove of the acquisition of a Proposed Qualified Asset or Non-Parameter Asset in accordance with Section 3.4 hereof.

(b)  Acquisition Memorandum.  For each Proposed Qualified Asset and Non-Parameter Asset, LMLP GP or Asset Manager shall deliver to the Executive Committee an Acquisition Memorandum describing such Proposed Qualified Asset or Non-Parameter Asset in reasonable detail, including without limitation:

(i)  whether it is a Proposed Qualified Asset or a Non-Parameter Asset;

(ii)  the size and location thereof;

(iii)  the improvements thereon;

(iv)  the operating history, if any, financial status and financial projections (for a minimum of five (5) years, including any anticipated expenditures or allowances) thereof;

(v)  market data, including rental and sales comparables and competitive submarket survey, if necessary;

(vi)  the material findings of all due diligence undertaken to date with respect thereto, if any, including a summary of any litigation involving the Proposed Qualified Asset or Non-Parameter Asset and the material findings to date of any Environmental Assessment and/or Physical Inspection Report;

(vii)  photographs and site plans;

(viii)  the estimated cost to the Partnership, including the estimated purchase price and estimated due diligence costs, the amount and material terms of any mortgage indebtedness to be assumed, incurred or taken subject to;

(ix)  the material provisions of the net lease or leases thereon and copies of such leases (or in the case of proposed leases, drafts or reasonably detailed abstracts of proposed leases);

(x)  the identification of each tenant and financial information relating to each such tenant;

(xi)  such other information and documentation any member of the Executive Committee may reasonably request and is reasonably available, including the purchase and sale agreement and loan documents.

(c)  Assets Which Do Not Comply With Acquisition Parameters.  LMLP GP may submit net-leased assets that do not comply in all respects with the Acquisition Parameters (each, a “Non-Parameter Asset”) to the Executive Committee for approval pursuant to Section 3.6(a) hereof.

(d)  Acquisition of Approved Qualified Assets.  Upon receipt of the written approval of a majority of the members of the Executive Committee as provided in Section 3.6(a) above of the acquisition by the Partnership of a Proposed Qualified Asset or Non-Parameter Asset (any Proposed Qualified Asset or Non-Parameter Asset so approved, an “Approved Qualified Asset”), LMLP GP or Asset Manager shall take all commercially reasonable efforts on behalf of the Partnership to negotiate and execute all documents necessary to acquire the Approved Qualified Asset pursuant to and in accordance with the terms approved by the Partners (including formation of an SP Subsidiary, if applicable) and to complete due diligence that the General Partner deems reasonably necessary, including (to the extent not already completed) obtaining an Environmental Assessment and a Physical Inspection Report.  LMLP GP or Asset Manager shall keep the Executive Committee reasonably informed of the progress of the Partnership’s acquisition of any Approved Qualified Asset, including the material findings of all due diligence and of any material matters that arise during the course thereof.  Upon completion of all due diligence undertaken as specified above with respect to an Approved Qualified Asset and as a condition to completing the acquisition of the Approved Qualified Asset, LMLP GP or Asset Manager shall deliver to the Executive Committee a memorandum summarizing the material findings of the completed due diligence and any changes in the status of such Approved Qualified Asset since the date of the Acquisition Memorandum described in Section 3.6(b) above and the Executive Committee, in accordance with Section 3.4 hereof, shall confirm its continuing approval of the acquisition before LMLP GP commits (on a nonrefundable basis) the Partnership’s funds as provided below.  Upon request by any member of the Executive Committee, LMLP GP or Asset Manager will provide to the Executive Committee copies of the Environmental Assessment, the Physical Inspection Report and the survey after completion thereof.

It is understood and agreed that (x) LMLP GP may deposit its own funds, or cause the Partnership to deposit Partnership funds, as refundable earnest money, and (y) the Partnership’s funds shall be substituted (and such funds reimbursed to LMLP GP) or committed, as the case may be, on a nonrefundable basis only after due diligence is completed and the Executive Committee has confirmed its continuing approval of the acquisition.  After the Partnership has committed its funds on a nonrefundable basis in accordance with the prior sentence, if the terms of the acquisition change in any material respect from the terms described in the Acquisition Memorandum, such change shall require the consent of a majority of the members of the Executive Committee.

An acquisition of a Approved Qualified Asset shall be made through SP Subsidiaries utilizing the SP Subsidiary Agreements.

Within five (5) Business Days after the closing of the acquisition of an Approved Qualified Asset, LMLP GP shall deliver to the Partners a closing statement acknowledging the receipt of and setting forth the application of the Partners’ Capital Contributions and any other funds of the Partnership used to acquire such Approved Qualified

Asset or to pay closing costs (including an estimate of costs not finalized at closing, including legal fees and costs) associated therewith.

(e)  Disapproved Qualified Assets.  If the Executive Committee (x) disapproves any Proposed Qualified Asset or any proposed Non-Parameter Asset, (y) fails after the completion of due diligence to confirm its continuing approval of the acquisition of an Approved Qualified Asset as provided in Section 3.6(d) above, or (z) otherwise withdraws its approval of an Approved Qualified Asset as provided in Section 3.6(d) above, LMLP GP shall not cause or permit the Partnership to acquire such Proposed Qualified Asset, proposed Non-Parameter Asset or Approved Qualified Asset and the LMLP Partners or their designee shall have the right to acquire such Proposed Qualified Asset, proposed Non-Parameter Asset or Approved Qualified Asset for their own account or with or in connection with any other Person; provided that such right shall not apply if the members of the Executive Committee appointed by Inland vote to approve the acquisition in accordance with Section 3.4 hereof.

(f)  Acquisition Costs.  Except as provided in this Section 3.6(f) and in Section 3.6(g) hereof, LMLP GP or the Asset Manager (as the case may be) shall be liable for all costs and expenses (“Acquisition Costs”) arising in connection with the identification or evaluation of, the bidding on and the structuring and negotiation of and contracting for the acquisition or attempted acquisition of, and the due diligence undertaken in connection with, any Proposed Qualified Asset or Approved Qualified Asset (such activities, the “Acquisition Activities”); provided that:

(i)  the Partnership shall (x) reimburse LMLP GP or the Asset Manager (as the case may be) for all Acquisition Costs and (y) be liable for all reasonable and customary costs and expenses of Third Parties retained in connection with the Acquisition Activities related to Approved Qualified Assets;

(ii)  the Partnership shall reimburse LMLP GP or the Asset Manager (as the case may be) for 60% of the Acquisition Costs in connection with Acquisition Activities related to Proposed Qualified Assets and Approved Qualified Assets that are disapproved by the Executive Committee;

Notwithstanding the foregoing, but subject to Section 3.9 hereof, if for any reason other than pursuant to Article XI hereof any LMLP Affiliated Party (instead of the Partnership or an SP Subsidiary) acquires title to any Proposed Qualified Asset or Approved Qualified Asset, LMLP shall pay all of the costs and expenses (and reimburse the Partnership for any refundable or nonrefundable deposits funded by the Partnership in connection with the acquisition of such asset) incurred or to be incurred in connection with the Acquisition Activities relating to such Proposed Qualified Asset or Approved Qualified Asset.

(g)  Acquisition Fee.  Upon the acquisition of any Approved Qualified Asset by the Partnership or by an SP Subsidiary (including any Approved Qualified Asset contributed in whole or in part by LMLP to the Partnership), pursuant to this Section 3.6, Inland shall pay LMLP GP or the Asset Manager an acquisition fee (the “Acquisition Fee”) equal to the sum of the gross purchase price of such acquired Approved Qualified Asset multiplied by 0.425%.

For example, if the purchase price of such acquired Approved Qualified Asset were $25 million, Inland’s Acquisition Fee would equal $106,250.

Section 3.7  Sale of Qualified Assets.

(a)  Authority to Sell.  Subject to Article XI, the General Partner shall have no authority to and shall not initiate the sale of any Qualified Asset without approval by the Executive Committee in accordance with Section 3.4 of this Agreement.

(b)  Assets in Foreclosure.  In the event a lender to the Partnership or a SP Subsidiary has initiated or threatens to initiate a foreclosure proceeding with respect to any Qualified Asset securing such lender’s loan to the Partnership or such SP Subsidiary, and a Partner disagrees as to whether such Qualified Asset shall be transferred to the lender in satisfaction of such loan, the Partner not in favor of such transfer shall have the right to purchase such Qualified Asset from the Partnership for One Dollar ($1.00) provided such Partner assumes such loan in full and such lender releases the Partnership and any guarantors therefrom.  No adjustments to the Capital Contributions, Capital Commitments, or Capital Account shall be made on account of a transfer made in accordance with this Section 3.7(b).

Section 3.8  Partnership Indebtedness.

(a)  Maximum Debt.  The Partnership on a consolidated basis with the SP Subsidiaries shall maintain a total debt plus Preferred Equity of not greater than seventy-five percent (75%) of the gross acquisition cost of the Partnership’s Qualified Assets.  The total debt secured by any Qualified Asset plus the Preferred Equity allocated to such Qualified Asset shall not exceed 75% of the gross acquisition cost of such Qualified Asset.

(b)  Non-Recourse to the Partners.  Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall not incur debt that is recourse to the Partners, and the Partners shall not be liable for any debts or other obligations or liabilities incurred by the Partnership; provided, that, if a lender will not accept the Partnership as a guarantor for “non-recourse carve-outs,” LMLP shall provide such “non-recourse carve-out” guarantee.

(c)  Cross-Default Provisions.  Unless approved by a Supermajority Vote of the Executive Committee, the Partnership shall not incur any indebtedness that contains cross-default provisions, except for cross-default provisions under the Existing Indebtedness and any first mortgage financing secured by the Qualified Refi Assets which the Partnership shall obtain pursuant to Section 3.8(f)(i) hereof.

(d)  Loan Terms.  The Partnership shall endeavor to procure indebtedness, the terms of which will:

(i)  not prohibit the replacement of the General Partner or the Asset Manager with a Person, including an Affiliate of Inland, so long as such Person meets the standards of the commercial mortgage backed securities market; and

(ii)  not prohibit transfers pursuant to Articles VIII or XI hereof;

in each case without triggering the due on sale provision, a prepayment penalty or an assumption fee (other than administrative fees and other nominal lender fees, including legal costs).

(e)  Restriction on Indebtedness.  Notwithstanding anything in this Agreement to the contrary, the Partnership shall be prohibited from incurring additional indebtedness on any Preferred Equity Asset without the prior written consent of LMLP, unless the Preferred Equity related to the Preferred Equity Asset is simultaneously being repaid.

(f)  Debt Placement.

(i)  Subject to Sections 3.8(a), (b), (c), (d) and 5.1, the General Partner is authorized to cause the Partnership, directly or indirectly, to obtain first mortgage financing secured by the Qualified Refi Assets.

(ii)  The Partners agree that (x) the General Partner is authorized, on behalf of the Partnership, to engage Inland Mortgage Brokerage Corporation (“IMBC”) in connection with obtaining first mortgage financing secured by the Qualified Refi Assets, and (y) the Partnership may pay IMBC an aggregate fee of up to 0.20% of the original principal amount of each such first mortgage financing secured by a Qualified Refi Asset less any other fees the Partnership is required to pay to a mortgage broker for obtaining such first mortgage financing.  For any other debt financings, the Partnership shall give each of IMBC and Concord Debt Holdings LLC the opportunity to bid to place or originate such debt financing, but the Partnership shall not be obligated to use either IMBC or Concord Debt Holdings LLC for such other debt financing.

Section 3.9  Business Opportunity.

(a)  LMLP.

(i)  General. Each LMLP Affiliated Party may each engage in or possess any interest in other business ventures of any kind, independently or with others, including but not limited to the ownership, operation and management of net-leased real estate assets, except as provided in this Section 3.9(a).

(ii)  Exclusivity. During the Acquisition Period and except as provided in Section 3.9(iii) hereof or with respect to obligations to the existing joint ventures set forth on Schedule 3.9 hereto, (a) the LMLP Affiliated Parties shall not acquire, or earn any incentive fee for the management or leasing of, any net-leased assets which satisfy or comply with all of the “Acquisition Parameters,” and (b) LMLP GP shall make available for purchase by the Partnership, and the Partnership shall have the right to purchase pursuant to Section 3.6 hereof, all net-leased assets offered to or discovered by the LMLP Affiliated Parties which satisfy or comply with all of the “Required Parameters” comprising the Acquisition Parameters (collectively, the “Exclusivity Right”).

(iii)  Acquisition by LMLP Affiliated Parties. Notwithstanding anything to the contrary contained in this Agreement, any LMLP Affiliated Party may acquire (A) the assets LMLP GP is required to offer to the Partnership in accordance with this Section 3.9(a) only (1) if the asset is owned by an LMLP Affiliated Party or related (through adjacent or common ownership or constitutes land or other assets underlying or constituting part of an asset owned by an LMLP Affiliated Party) to an asset owned by an LMLP Affiliated Party, (2) if the seller will accept only O.P. Units in exchange therefor, (3) if any LMLP Affiliated Party is required to offer the asset pursuant to an existing joint venture arrangement, or (4) after the Executive Committee (including at least one (1) of the two (2) members appointed by Inland) has disapproved such acquisition as provided in Section 3.4 hereof and (B) assets that it is not required to offer to the Partnership under this Section 3.9(a).

(iv)  Termination of Exclusivity Right. Notwithstanding anything to the contrary contained in this Agreement, the Exclusivity Right and the provisions of this Section 3.9(a) shall terminate on the earlier of (A) the expiration of the Acquisition Period and (B) at such time as the Executive Committee (including at least one (1) of the two (2) members appointed by Inland) disapproves, within any consecutive twelve (12) month period, the lesser of (x) four (4) Proposed Qualified Assets or Approved Qualified Assets pursuant to this Agreement and (x) the number (but in no event less than three (3)) of Proposed Qualified Assets and Approved Qualified Assets requiring an equity investment by the Partnership of at least $100,000,000.00 assuming 70% debt to the proposed purchase price.

(v)  LMLP Existing Joint Ventures. From time to time, upon reasonable written request from Inland, the LMLP Partners shall provide a schedule of the LMLP Affiliated Parties’ existing joint ventures’ respective investment criteria and exclusivity terms.  A current list the LMLP Affiliated Parties’ existing joint ventures’ respective investment criteria and exclusivity terms is set forth on Schedule 3.9 hereto.

(vi)  LMLP Restrictions.

(A)  The LMLP Partners shall cause the LMLP Affiliated Parties not to directly or indirectly solicit or otherwise attempt to persuade any tenant of any Qualified Asset to vacate the Qualified Asset to purchase, or relocate to, another asset that is not a Qualified Asset.

(B)  LMLP and its Affiliates shall not discriminate against any Qualified Asset when making a proposal to any existing or prospective tenant in connection with the leasing of available space.

(C)  In the event that an LMLP Affiliated Party leases space to a then tenant of a Qualified Asset, LMLP GP, so long as it is the General Partner, shall provide written notice to Inland of such leasing activity.

(b)  Inland.  Inland and any of its Affiliates and related parties may engage in or possess any interest in other business ventures of any kind, independently or with others, including but not limited to the ownership, operation and management of net-leased real estate asset.

(c)  Duties and Conflicts.  Subject to LMLP GP’s obligation to present net-leased real estate assets to the Partnership pursuant to Section 3.6 and Section 3.9(a) hereof, each Partner recognizes that the other Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments.  The Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such Persons may engage in any activities, whether or not competitive with the Partnership, without any obligation (except as expressed in Sections 3.6 and 3.9(a)) to offer any interest in such activities to the Partnership or to any Partner.  Except as provided in Sections 3.6 or 3.9(a), neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

Section 3.10  Payments to the Asset Manager of the General Partner.

(a)  Property Management Fee.  The General Partner shall cause the Partnership to pay to the Asset Manager (or its designee) pursuant to the Management Agreement an annual Property Management Fee (“Property Management Fee”) equal to the sum of (x) three percent (3%) of actual gross revenues for the fiscal year (or applicable portion thereof) derived from Qualified Assets encumbered by leases that provide for full recovery of the Property Management Fee from the tenant (“Gross Revenues”), plus (y) on Qualified Assets where the leases do not provide for full recovery of the Property Management Fee from the tenant, the amount recoverable for the fiscal year (or applicable portion thereof) from the tenants of such Qualified Assets for property management expenses under such leases (“Recoverable Amounts”), payable monthly.

(b)  Partnership Management Fee.  The General Partner shall cause the Partnership to pay to the Asset Manager pursuant to the Management Agreement an annual Partnership Management Fee (“Partnership Management Fee”) equal to (x) so long as LMLP GP is the General Partner, Inland’s Percentage Interest multiplied by three hundred seventy five thousandths of a percent (0.375%) of the Equity Capital for a fiscal year (pro rated for partial years), or (y) so long as LMLP GP is no longer the General Partner, three hundred seventy five thousandths of a percent (0.375%) of the Equity Capital for a fiscal year (pro rated for partial years), in either case payable monthly and adjusted as provided herein.  Within thirty (30) days of the Partnership’s receipt of the annual reports described in Section 4.3 hereof for a fiscal year, the Asset Manager shall provide to the Partners a written statement of reconciliation (which the Partners shall have the right to contest) setting forth (x) the Equity Capital for such fiscal year (or partial year) and the Partnership Management Fee payable to the Asset Manager in connection therewith, pursuant to this Agreement, (y) the Partnership Management Fee already paid by the Partnership to the Asset Manager during such fiscal year (or partial year), and (z) either the amount owed to the Asset Manager by the Partnership (which shall be the excess, if any, of the Partnership Management Fee payable to the Asset Manager for such fiscal year (or partial year) pursuant to this Agreement over the Partnership Management Fee actually paid by the Partnership to the Asset Manager for such fiscal year (or partial year)) or the amount owed to the Partnership by the Asset Manager (which shall be the excess, if any, of the Partnership Management Fee actually paid by the Partnership to the Asset Manager for such fiscal year (or partial year) over the Partnership Management Fee payable to the Asset Manager for such fiscal year pursuant to this Agreement).  The Asset Manager or the Partnership, as the case may be, shall pay to the other the amount owed pursuant to clause (z) above within five (5) Business Days of the receipt by the Partners of the written statement of reconciliation described in this Section 3.10(b).

In addition, a credit in an amount equal to three hundred seventy five thousandths of a percent (0.375%) of the Equity Capital for a fiscal year (pro rated for partial years), less the Partnership Management Fee, as adjusted above (or the applicable portion thereof), shall accrue and be reserved on the Partnership books until a Capital Call is made by the General Partner in accordance with Section 5.1(b) hereof, whereupon the amount of the credit shall be applied, in whole or in part, to the extent necessary to fund LMLP’s pro rata shares of such Capital Call and will be treated for purposes of this Agreement as if each pro rata share of such amount were an actual Capital Contribution made by the respective LMLP Partner which (1) reduces the respective aggregate Capital Commitment of each LMLP Partner and (2) gives rise to an entitlement to allocations (but only out of subsequent Profits), and related distributions, in amounts that reflect the amounts that would have been allocated and distributed if such notional capital contributions had constituted actual Capital Contributions, including a return of such notional capital contributions to LMLP pursuant to Section 7.1 hereof.

(c)  Acquisition Fees.  Inland shall pay the Acquisition Fees in accordance with the provisions of Section 3.6(g).

Section 3.11  Exculpation.

(a)  LMLP.  No LMLP Affiliated Party nor or any officer, director, trustee, shareholder, member, manager, partner, employee, Affiliate or agent of any LMLP Affiliated Party shall be liable, responsible or accountable in damages or otherwise to the Partnership or any other Partner for any act or omission on behalf of the Partnership, in good faith and within the scope of the authority conferred on LMLP GP as General Partner under this Agreement or otherwise under this Agreement or the Asset Manager, as the case may be, or by law unless such act or failure to act (i) is or results in a breach of any representation, warranty or covenant of any LMLP Partner contained in this Agreement or any other agreement entered into in connection therewith or related thereto, (ii) was fraudulent or committed in bad faith or (iii) constituted gross negligence, willful misconduct or a breach of fiduciary duty.

(b)  Inland.  None of Inland, or any officer, director, trustee, shareholder, member, manager, partner, employee, Affiliate or agent of Inland, or any Affiliate of Inland shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any other Partner for any act or omission on behalf of the Partnership, in good faith and within the scope of authority conferred on Inland under this Agreement or by law unless such act or failure to act (i) is or results in a breach of any representation, warranty or covenant of Inland contained in this Agreement or any other agreement entered into in connection therewith or related thereto, (ii) was fraudulent or committed in bad faith or (iii) constituted gross negligence, willful misconduct or a breach of fiduciary duty.

(c)  Survival.  The provisions of this Section 3.12 shall survive any termination of the Partnership or this Agreement.

Section 3.12  Indemnification.

(a)  By the Partnership.  The Partnership shall indemnify, defend and hold harmless any Person (an “Indemnified Party”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission or alleged act or omission arising out of such Indemnified Party’s activities as (i) a Partner or an officer, director, trustee, shareholder, member, manager, partner, employee, Affiliate or agent of the Partner, (ii) the General Partner or the Asset Manager or an officer, director, trustee, shareholder, member, manager, partner, employee, Affiliate or agent of any of them on behalf of the Partnership or in furtherance of the interest of the Partnership, or (iii) LMLP or any LMLP Affiliated Party, but only if LMLP GP is no longer the General Partner, that is obligated to enter into a direct financial obligation (including, without limitation, a “non-recourse carve-out” guarantee) in connection with the financing of any Qualified Asset, in each case against personal liability, claims, losses, damages and expenses for which such Indemnified Party has not been reimbursed by insurance proceeds or otherwise (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding and any appeal therefrom, unless such Indemnified Party (A) acted fraudulently, in bad faith or with gross negligence or willful misconduct or (B) by such act or failure to act breached any representation, warranty or covenant contained in this Agreement, which breach had or has a material adverse effect on the Partnership or any Partner and, if capable of cure, is not cured within fifteen (15) days after notice thereof by the aggrieved Partner(s).  Any indemnity by the Partnership under this Agreement shall be provided out of, and to the extent of, Partnership revenues and assets only, and no Partner shall have any personal liability on account thereof.  The indemnification provided under this Section 3.12 shall (x) be in addition to, and shall not limit or diminish, the coverage of the Partners or any Affiliates under any insurance maintained by the Partnership and (y) apply to any legal action, suit or proceeding commenced by a Partner or in the right of a Partner or the Partnership.  The indemnification provided under this Section 3.12 shall be a contract right and shall include the right to be reimbursed for reasonable expenses incurred by any such Indemnified Party within thirty (30) days after such expenses are incurred.

(b)  By the LMLP Partners.  The LMLP Partners, so long as LMLP GP is the General Partner, shall indemnify and hold harmless Inland and any Affiliate and related party or agent thereof from and against any liabilities, claims, losses, damages and expenses incurred by any such person (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) as a result of any act or omission by any LMLP Affiliated Party which (i) constitutes or results in a breach of any representation, warranty or covenant of any LMLP Partner contained in this Agreement or any other agreement entered into in connection herewith or related hereto, (ii) was performed or omitted fraudulently or in bad faith or (iii) constituted gross negligence, willful misconduct or breach of fiduciary duty.

(c)  By Inland.  Inland, so long as LMLP GP is no longer the General Partner, shall indemnify and hold harmless the LMLP Affiliated Parties or agent thereof from and against any liabilities, claims, losses, damages and expenses incurred by any such person (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) as a result of any act or omission by Inland or any successor General Partner which (i) constitutes or results in a breach of any representation, warranty or covenant of Inland or any successor General Partner contained in this Agreement or any other agreement entered into in connection herewith or related hereto, (ii) was performed or omitted fraudulently or in bad faith or (iii) constituted gross negligence, willful misconduct or breach of fiduciary duty.

ARTICLE IV
BOOKS AND RECORDS; REPORTS TO PARTNERS

Section 4.1  Books.  The General Partner shall maintain or cause to be maintained separate, full and accurate books and records of the Partnership, and any Partner or any authorized representative of any Partner, shall have the right to inspect, examine and copy the same and to meet with employees of the General Partner responsible for preparing the same at reasonable times during business hours and upon reasonable notice.  All policies of the Partnership with respect to the maintenance of such books and records shall be subject to approval by all of the Partners.

Section 4.2  Monthly and Quarterly Reports.

(a)  Monthly Reports.  The General Partner shall prepare and distribute to Inland within twenty (20) days after the last day of each month a report with respect to the Partnership, which shall include (i) unaudited financial statements, consisting of at least an operating statement for the monthly period and year-to-date showing variances from the Annual Budget portion of the Annual Plan and (ii) a schedule of aged accounts receivable and accounts payable. Variances from any line item in the Annual Budget exceeding the greater of One Hundred Thousand Dollars ($100,000) and ten percent (10%) of the amount allocated to such budget line item through the end of such month shall be explained in writing, unless already approved by the Executive Committee pursuant to Section 3.4 hereof.

(b)  Quarterly Reports.  The General Partner shall, no later than the thirtieth (30th) day after the end of each fiscal quarter, prepare and distribute:

(i)  a year-to-date consolidated report with respect to the Partnership (with the last month of each such report comprised of forecasted, rather than actual, results), prepared in accordance with generally accepted accounting principles, consistently applied, including (a) a balance sheet, (b) a profit and loss statement, (c) a statement of changes in the Partners’ Capital Accounts, (d) a report briefly describing each variance from the applicable budget line item in the consolidated Annual Budget portion of the Annual Plan exceeding the greater of One Hundred Thousand Dollars ($100,000) and ten percent (10%) of the amount allocated to such budget line item through the date of such report, and (e) calculations in sufficient  detail to verify the accuracy of all fees and other amounts paid or payable to the Asset  Manager under the Management Agreement;

(ii)  a report with respect to each Qualified Asset, including an operating statement for the quarter and year-to-date showing each variance from the budget line items in the Annual Budget portion of the Annual  Plan, and a narrative describing material changes in property operations, physical condition, capital expenditures and leasing and occupancy; and

(iii)  so long as LMLP GP is the General Partner, such other reports, statements and information regarding the Partnership and Qualified Assets as Inland may reasonably request from time to time.

Section 4.3  Annual Reports.  The General Partner shall prepare and distribute to Inland within (x) forty-five (45) days after the end of each fiscal year draft unaudited financial statements with respect to the Partnership, and (y) within seventy-five (75) days after the end of each fiscal year audited financial statements with respect to the Partnership.  Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be audited at the Partnership’s expense by such nationally recognized firm of independent certified public accountants approved by the Executive Committee as provided in Section 3.4 hereof.  All reports delivered pursuant to this Section 4.3 shall also include unaudited calculations in sufficient detail to verify the accuracy of all distributions paid by the Partnership.

Section 4.4  Accountants; Tax Returns.  The General Partner shall also engage such nationally recognized firm of independent certified public accountants approved by the Executive Committee as provided in Section 3.4 hereof to review, or to sign as preparer, all federal, state and local tax returns which the Partnership is required to file.  The General Partner will furnish to each Partner within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is practicable, a Schedule K-1 or such other statement as is required by the Internal Revenue Service which sets forth such Partner’s share of the profits or losses and other relevant fiscal items of the Partnership for such fiscal year.  If requested by a Partner, the General Partner shall deliver to such Partner copies of any federal, state and local income tax returns and information returns which the Partnership is required to file.

Section 4.5  Accounting and Fiscal Year.  The General Partner shall keep the Partnership books and records on the accrual basis.  The fiscal year of the Partnership shall end on December 31.

Section 4.6  Partnership Funds.

(a)  Generally.  The funds of the Partnership shall be deposited into such account or accounts as are designated by the General Partner.  All withdrawals from or charges against such accounts shall be made by the General Partner or by those Persons designated from time to time by the General Partner.

(b)  Restrictions on Deposits.  Pending distribution or expenditure in accordance with the terms of this Agreement, funds of the Partnership may be invested, in the reasonable discretion of the General Partner, in United States government obligations, insured obligations which are rated not lower than AA by Standard & Poor’s or have a comparable rating from a nationally recognized rating agency, collateralized bank time deposits, repurchase agreements, money market funds, commercial paper which is rated not lower than P-1, certificates of deposit which are rated not lower than AA by Standard & Poor’s or have a comparable rating from a nationally recognized rating agency, banker’s acceptances eligible for purchase by the Federal Reserve and bonds and other evidences of indebtedness and preferred stock which are rated not lower than AA by Standard & Poor’s or are of a comparable credit quality.

Section 4.7  Insurance.  The General Partner shall cause the tenant or tenants of each Qualified Asset to maintain insurance thereon of such types and in such amounts that are in accordance with the applicable lease.  Unless otherwise determined by Supermajority Vote of the Executive Committee, the General Partner shall cause the Partnership to obtain, at the Partnership’s expense, such types and amounts of insurance that the tenant or tenants of any Qualified Asset are not required to maintain and that are included within the insurance standards listed on Schedule 4.7 hereto, as may be revised from time to time by a Supermajority Vote of the Executive Committee.

ARTICLE V
CONTRIBUTIONS

Section 5.1  Capital Contributions.

(a)  Generally; Percentage Interests.  LMLP shall make an Initial Capital Contribution to the Partnership by contributing to the Partnership cash in an amount set forth on Schedule 1 hereto and Contributed Assets pursuant to the Contribution Agreement having a value set forth on Schedule 1 to the Contribution Agreement.  Inland shall make an Initial Capital Contribution to the Partnership by contributing to the Partnership cash in the amount set forth on Schedule 1 hereto; provided, that Inland shall receive a $250,000 credit to be applied to its Initial Capital Contribution (from the first amounts otherwise required to be contributed) as satisfaction of its underwriting fees in connection with the formation of the Partnership.  Except as provided in this Section 5.1, (i) no Partner shall be obligated to make any Additional Capital Contribution or Extraordinary Funding to the Partnership and (ii) any Additional Capital Contribution or Extraordinary Funding shall be made by the Partners in proportion to their respective Percentage Interests as determined at the time of the Capital Call or Extraordinary Call.  The Partners shall have the Percentage Interests in the Partnership set forth opposite each Partner’s name on Schedule 1 hereto.

The aggregate Purchase Price for all of the Qualified Contribution Assets and Qualified Sale Assets shall be $940,000,000.00, subject to adjustment in accordance with the Contribution Agreement, the Purchase Agreement and the Letter Agreement.  Subject to the Contribution Agreement, the Purchase Agreement and the Letter Agreement, the Qualified Refi Assets shall all be acquired by the Partnership on the same date, which date shall be not after March 1, 2008.  Simultaneously with the acquisition of the Qualified Refi Assets, (i) Inland shall make an attendant Initial Capital Contribution in cash in an amount equal to the product of 0.85 multiplied by the difference between (x) the aggregate Purchase Price (as adjusted pursuant to the Contribution Agreement, Purchase Agreement and the Letter Agreement) of the Qualified

Refi Assets and (y) the principal balance of any mortgage financing secured by the Qualified Refi Assets; and (ii) LMLP shall make an attendant Initial Capital Contribution in a combination of cash and Contributed Assets in an amount equal to the product of 0.15 multiplied by the sum of the aggregate Purchase Price (as adjusted in the Contribution Agreement, the Purchase Agreement and the Letter Agreement) of the Qualified Refi Assets less the principal balance of any mortgage financing secured by the Qualified Refi Assets.

Subject to the Contribution Agreement, the Purchase Agreement and the Letter Agreement, the Qualified Assumed Assets shall be acquired by the Partnership, from time to time, prior to March 1, 2008.  Simultaneously with the acquisition of a Qualified Assumed Asset, (i) Inland shall make an attendant Initial Capital Contribution in cash in an amount equal to the product of 0.85 multiplied by the difference between (x) the Purchase Price (as adjusted pursuant to the Purchase Agreement and the Letter Agreement) of such Qualified Assumed Asset and (y) the principal balance of any mortgage financing secured by such Qualified Assumed Asset and the amount of Preferred Equity allocated to such Qualified Assumed Asset; and (i) LMLP shall make an attendant Initial Capital Contribution in cash in an amount equal to the product of 0.15 multiplied by the difference between the Purchase Price (as adjusted pursuant to the Purchase Agreement and the Letter Agreement) of such Qualified Assumed Asset less the principal balance of any mortgage financing secured by such Qualified Assumed Asset and the amount of Preferred Equity allocated to such Qualified Assumed Asset.

In the event that the Qualified Refi Assets have been acquired by the Partnership and LMLP has made a Capital Contribution in excess of 15% of the aggregated Capital Contributions of the Partners, then the General Partner shall cause the amount of LMLP's Capital Contribution that is in excess of 15% of the aggregate Capital Contributions of the Partner’s to accrue and be reserved on the Partnership books as a credit toward satisfying LMLP's share of any future Capital Call and such credit shall be treated as if it were an actual capital contribution for purposes of determining corresponding allocations and distributions.

Notwithstanding anything to the contrary, if (i) the acquisition of the Qualified Refi Assets does not take place prior to March 1, 2008, then the Partnership shall not be required to acquire any assets hereunder whatsoever and, at the election of any Partner the Partnership shall be dissolved in accordance with Article IX of hereof, or (ii) the weighted average interest rate on the mortgage financing to be secured by the Qualified Refi Assets is greater than 7.00% or is less than 6.00%, then the Partnership shall not be required to acquire any assets hereunder whatsoever and, at the election of any Partner, the Partnership shall be dissolved in accordance with Article IX hereof.  No Qualified Assumed Asset shall be acquired by the Partnership (i) unless and until the Partnership has acquired all of the Qualified Refi Assets in accordance with the Purchase Agreement and the Contribution Agreement or (ii) after March 1, 2008.

(b)  Additional Capital Contributions.  In the event the Partnership requires capital to acquire an Approved Qualified Asset during the Acquisition Period, the General Partner shall be entitled to require, by written notice to the Partners, an additional Capital Contribution (an “Additional Capital Contribution”) from the Partners in an amount not in excess of the amount necessary to acquire such Approved Qualified Asset plus all reasonable and customary costs and expenses incurred by the Partnership in connection therewith; provided that (x) each Partner shall be required to contribute the amount determined by multiplying such Partner’s Percentage Interest by the amount of such Additional Capital Contribution and (y) no Partner shall be required to contribute the amount described in clause (x) above if such amount, when added to the total of all of such Partner’s prior Capital Contributions, exceeds such Partner’s Capital Commitment.  If the General Partner shall provide to the Partners a written notice calling for an Additional Capital Contribution (any such notice, a “Capital Call”) setting forth the total amount of such Additional Capital Contribution, the amount of each Partner’s share of such Additional Capital Contribution as determined pursuant to clause (x) above and the due date on which the General Partner is requiring that such Additional Capital Contribution be contributed to the Partnership, which due date shall be at least ten (10) Business Days after the date on which the Partners actually received the Capital Call and not more than one (1) Business Day prior to the scheduled closing of the acquisition of such Approved Qualified Asset; each Partner shall contribute its share of such Additional Capital Contribution in immediately available funds on or before such due date.  If the acquisition of an Approved Qualified Asset fails to close and the General Partner determines there will not be a closing within fifteen (15) days of the date of the originally scheduled closing, the General Partner (x) shall inform the Partners of such failure and return each Partner’s share of the Additional Capital Contribution made with respect thereto and (y) each Partner’s Capital Contribution shall be restored to the level thereof immediately prior to such Additional Capital Contribution.  If, at any time after the Partners have each contributed their entire Capital Commitment, the Partners elect to contribute additional capital, the Partners shall contribute such additional capital in accordance with their respective Percentage Interests.

(c)  Extraordinary Fundings.  In the event the Partnership requires additional funds to cover any costs and expenses for which the Partnership has insufficient funds, including tenant improvements and capital expenditures, the General Partner may make a written request therefor (any such request, an “Extraordinary Call”) setting forth the amount requested and the due date therefor, which due date shall be at least ten (10) Business Days after the date on which the Partners actually received the Extraordinary Call; provided that (i) any amount requested shall not exceed 5% of the Purchase Price of the Qualified Asset if such funds are to be used for a specific Qualified Asset or (ii) the aggregate of all amounts requested shall not exceed $20,000,000 if such funds are to be used for the Partnership generally (such amount, the “Extraordinary Call Cap”); provided further that no Partner shall be required to contribute any capital to the Partnership in excess of such Partner’s Capital Commitment.  Each Partner shall be required to fund an amount equal to the amount determined by multiplying such Partner’s Percentage Interest by the amount set forth in such approved Extraordinary Call (each such Extraordinary Call required to be funded hereunder, an “Extraordinary Funding”).  Each Extraordinary Funding shall be made as a supplementary capital contribution by the Partners to the Partnership (any such contribution, an “Extraordinary Capital Contribution”). Each Partner shall contribute its share of such Extraordinary Capital Contribution in immediately available funds on or before the due date in the Extraordinary Call.

(d)  Failure to Fund an Additional Capital Contribution or Extraordinary Funding.  If any Partner (a “Defaulting Partner”) fails to make any Additional Capital Contribution or Extraordinary Funding which it is required to make under this Section 5.1 by the due date therefor, then any non-defaulting Partner shall not be permitted to make such Additional Capital Contribution or Extraordinary Funding, but may, at its election, make a loan to the Partnership (a “Priority Loan”) in an amount equal to the amount that Additional Capital Contribution or Extraordinary Funding required.  Upon election to make a Priority Loan, (i) the non-defaulting Partner shall loan to the Partnership the amount of the Defaulting Partner’s share of the Additional Capital Contribution or Extraordinary Funding, as the case may be, as determined in accordance with Section 5.1(b) or Section 5.1(c), as the case may be, (ii) such Priority Loan shall bear interest at a rate of 18% per annum cumulative compounded from the date such Priority Loan is made, (iii) the Annual Budget portion of the Annual Plan shall be amended to reflect such Priority Loan, and (iv) such Priority Loan (including interest accrued thereon) shall be repaid from Net Cash Flow from Operations or Net Cash from Sales or Refinancing prior to any distribution.

Section 5.2  Preferred Equity Capital Contribution.  Upon the acquisition of a Preferred Equity Asset, LMLP shall make a Preferred Equity Capital Contribution in the amount determined by LMLP; subject to Section 3.8(a) hereof; provided that the aggregate Preferred Equity Capital Contribution shall not exceed $25,000,000.  The General Partner shall update Schedule 5.2 hereto to reflect the Preferred Equity Capital Contribution and any repayment of Preferred Equity pursuant to Section 3.3(b) or Section 7.1 hereof.

Section 5.3  Return of Capital Contribution.  Except as otherwise expressly provided in this Agreement, (a) the Capital Contribution of a Partner will be returned to that Partner only in the manner and to the extent provided in Article VII and Article IX hereof and (b) no Partner shall have any right to demand or receive the return of its Capital Contribution.  In the event the Partnership is required or compelled to return any Capital Contribution, no Partner shall have the right to receive assets other than cash.  No Partner shall be entitled to interest on its Capital Contribution or Capital Account notwithstanding any disproportion therein as between the Partners.

Section 5.4  Liability of the Limited Partners.  No Limited Partner shall have any personal liability to the Partnership, to any Partner, to the creditors of the Partnership or to any other Person for any debt, liability or obligation of the Partnership.  No Limited Partner shall be required to contribute funds or capital to the Partnership in excess of its Capital Commitment although Limited Partners may at their option contribute funds in excess of their respective Capital Commitments pursuant to Section 5.1(c) and Section 5.1(d) hereof.

Section 5.5  No Third Party Beneficiaries.  The foregoing provisions of this Article V are not intended to be for the benefit of any creditor of the Partnership or any other Person, and no creditor of the Partnership or any other Person may rely on the commitment of any Partner to make any Capital Contribution.  Additional Capital Contributions and Extraordinary Fundings are not payable unless and until the conditions set forth in Section 5.1 hereof have been satisfied, and no creditor of the Partnership or any other Person shall have, or be given, any right to cause a Capital Call or Extraordinary Call to be given by the General Partner.

ARTICLE VI
MAINTENANCE OF CAPITAL ACCOUNTS;
ALLOCATION OF PROFITS AND LOSSES
FOR BOOK AND TAX PURPOSES

Section 6.1  Capital Accounts.

(a)  Generally:  Credits to Capital Accounts.  A Capital Account shall be established and maintained for each Partner.  Initially, the Capital Account of each Partner shall be credited with each Partner’s respective Initial Capital Contribution.  Thereafter, each Partner’s Capital Account shall be credited with any Additional Capital Contributions or Extraordinary Capital Contributions made or contributed by such Partner and such Partner’s allocable share of Profits, any individual items of income and gain allocated to such Partner pursuant to the provisions of this Article VI, and the amount of additional cash, or the Fair Market Value of any Partnership asset (net of any liabilities assumed by the Partnership and liabilities to which the asset is subject), contributed to the Partnership by such Partner or deemed contributed to the Partnership by such Partner in accordance with Regulations Section 1.704-1(b)(2)(iv)(c).

(b)  Debits to Capital Account.  The Capital Account of each Partner shall be debited with the Partner’s allocable share of Losses, any individual items of expenses and loss allocated to such Partner pursuant to the provisions of this Article VI, the amount of any cash distributed to such Partner and the Fair Market Value of any Partnership asset (net of any liabilities assumed by the Partner and liabilities to which the asset is subject) distributed to such Partner or deemed distributed to such Partner in accordance with Regulations Section 1.704-1(b)(2)(iv)(c).

(c)  Capital Account of Transferee.  In the event that any Percentage Interest of a Partner is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Percentage Interest in such Partner.

(d)  Adjustments of Book Value.  In the event that the Book Value of any Partnership asset is adjusted as described in the definition of “Book Value”, the Capital Accounts of all Partners shall be adjusted in accordance with Regulation Section 1.704-1(b)(2)(iv)(f) or Regulation Section 1.704-1(b)(2)(iv)(m), as applicable, to reflect such adjustment.

(e)  Compliance with Regulations.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation.  In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the General Partner may make such modification; provided, however, that if such modification constitutes a Material Modification, it shall become effective only upon the consent of any Partner to whom such modification would constitute a Material Modification.

Section 6.2  Profits and Losses.

(a)  Allocation.  For each Partnership taxable year or portion thereof, Profit and Loss shall be allocated (after all allocations pursuant to Section 6.3 hereof have been made) in such a manner so as to cause the Partially Adjusted Capital Accounts of the Partners to equal, as nearly as possible, their respective Target Accounts.

(b)  Adjustments to “Profits” and “Losses”.  When used in this Agreement, “Profits” and “Losses” shall mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), and otherwise in accordance with the methods of accounting followed by the Partnership for federal income tax purposes, with the following adjustments:

(i)  any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii)  any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses;

(iii)  any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as such under Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this Definition shall be deducted from such taxable income or loss;

(iv)  any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Book Depreciation available with respect to such asset;

(v)  the computation of all items of income, gain, loss and deduction shall be made without regard to any basis adjustment under Section 743 of the Code;

(vi)  in the event the Book Value of any Partnership asset is adjusted pursuant to the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(vii)  gain or loss resulting from any disposition of assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value.

Section 6.3  Regulatory Allocations.

(a)  Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.3(a) is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)  Chargeback Attributable to Partner Nonrecourse Debt.  If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year attributable to a Partner Nonrecourse Debt, each Partner with a share of Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt at the beginning of such year shall be specially allocated items of income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4) and (5).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 6.3(b) is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)  Qualified Income Offset.  If any Partner unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in or increases an Adjusted Capital Account Deficit for the Partner, such Partner shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit or increase therein as quickly as possible; provided, that an allocation pursuant to this Section 6.3(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.3(c) were not in the Agreement.  This Section 6.3(c) is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)  Partner Nonrecourse Deductions.  Items of Partnership loss, deduction or Section 705(a)(2)(B) expenditures that are attributable to a Partner Nonrecourse Debt (“Partner Nonrecourse Deductions”) shall be allocated among the Partners who bear the Economic Risk of Loss for such Partner Nonrecourse Debt in the ratio in which they share Economic Risk of Loss for such Partner Nonrecourse Debt.  This provision is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704-2(b)(4) and (i)(1).

(e)  Limitation on Allocation of Net Loss.  To the extent any allocation of Losses or other items of loss or deduction would cause or increase an Adjusted Capital Account Deficit as to any Partner, such allocation shall be reallocated among the other Partners in accordance with their respective Percentage Interests, subject to the limitations hereof.

(f)  Curative Allocation.  The allocations set forth in this Section 6.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Regulations promulgated under Code Section 704(b).  Notwithstanding any other provision of this Article VI, the Regulatory Allocations shall be taken into account in allocating other operating Profits, Losses and other items of income, gain, loss and deduction to the Partners for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items shall be equal to the amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.

Section 6.4  Allocation of Tax Items for Tax Purposes.

(a)  Generally.  Subject to Sections 1.704-1(b)(4)(i) and 1.704-1(b)(2)(iv)(m) of the Regulations and except as otherwise provided in this Article VI, allocations of income, gain, loss, deduction and credit for federal, state and local tax purposes shall be allocated to the Partners in the same manner and amounts as the book items corresponding to such tax items are allocated for Capital Account purposes.

(b)  Recapture Income.  Notwithstanding Section 6.4(a) hereof, if there is a gain on any sale, exchange or other disposition of Partnership assets and all or a portion of such gain is characterized as ordinary income by virtue of the recapture rules of Code Section 1245 or 1250, or under the corresponding recapture rules of state or local income tax law, as the case may be, then, to the extent possible, such recapture income for United States and state and local tax purposes shall be allocated to the Partners in the ratio that they were allocated Tax Depreciation previously taken and allowed with respect to the Partnership assets being sold or otherwise disposed of.

(c)  Section 754 Adjustments.  Notwithstanding Section 6.4(a) hereof, any increase or decrease in the amount of any items of income, gain, loss, deduction or credit for tax purposes attributable to an adjustment to the basis of Partnership assets made pursuant to a valid election or deemed election under Sections 732(d), 734, 743, and 754 of the Code, and any increase or decrease in the amount of any item of credit or tax preference attributable to any such adjustment, shall be allocated to those Partners entitled thereto under such law.  Such items shall be excluded in determining the Capital Accounts of the Partners, except as otherwise provided by Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(d)  Nonrecourse Deductions.  Any “Nonrecourse Deductions” as defined in Treasury Regulations Section 1.704-2(c) for any fiscal year or other period shall be specially allocated as items of loss in the manner provided in Treasury Regulations Section 1.704-2(j)(1)(ii).  Depreciation deductions shall be treated as Nonrecourse Deductions with respect to a property only to the extent that such deductions reduce the property’s tax basis below the amount of the Nonrecourse Liability encumbering the property.

(e)  Sharing of Excess Nonrecourse Liabilities.  For purposes of Section 1.752-3(a)(3) of the Regulations, the excess Nonrecourse Liabilities of the Partnership shall be allocated one hundred (100%) percent to LMLP.  In the event it is determined that Inland would be allocated less than its proportionate share of depreciation in any year as a result of the allocation of liabilities to LMLP, the Partners agree to reallocate the liabilities in accordance with Percentage Interests.

(f)  Section 704(c).  Notwithstanding Section 6.4 hereof, if the Partnership owns or acquires Section 704(c) Property, or if the Tax Matters Partner makes an election referred to in the definition of “Book Value” herein, then, solely for tax purposes and not for Capital Account purposes, Tax Depreciation, and any gain or loss, attributable to such Section 704(c) Property shall be allocated between or among the Partners in a manner that takes into account the variation between such Book Value and such adjusted tax basis, using the traditional method of allocation, in accordance with the principles of Code Section 704(c) and the Regulations promulgated thereunder and such method set forth in Regulations Section 1.704-3(b).

Section 6.5  Tax Matters Partner.  The General Partner is hereby designated as the “tax matters partner” for the Partnership as such term is defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”), and all federal, state and local tax audits and litigation shall be conducted under the direction of the General Partner.  All expenses incurred with respect to any tax matter which does or may affect the Partnership, including but not limited to expenses incurred in connection with Partnership level administrative or judicial tax proceedings, shall be paid out of Partnership assets, whether or not included in an Annual Plan.  The Tax Matters Partner shall, promptly upon receipt thereof, forward to each Partner a copy of any correspondence relating to the Partnership received from the Internal Revenue Service or any other tax authority which relates to matters that are of material importance to the Partnership and/or the Partners.  The Tax Matters Partner shall promptly advise each Partner in writing of the substance of any material conversation held with any representative of the Internal Revenue Service which relates to an audit or administrative proceeding relating to a tax return of the Partnership.

Section 6.6  Adjustments.

(a)  Generally.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss and deduction and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.

(b)  Upon Transfer or Change in Percentage Interest.   If any Percentage Interest is transferred in any fiscal year in accordance with this Agreement, or if a Partner’s Percentage Interest changes during any fiscal year, all Profits and Losses attributable to such Percentage Interest for such fiscal year shall be divided and allocated in accordance with an interim closing of the books as of the date of a transfer or change.

(c)  Amendments to this Article VI.  The General Partner is specifically authorized by each Partner, upon the advice of the accountants or legal counsel for the Partnership, to amend this Article VI to comply with any Regulations with respect to the distributions and allocations of the Partnership and any such amendment shall become effective; provided, however, that if such amendment constitutes a Material Modification for any Partner, then such amendment shall become effective only upon the express written consent of such Partner.

ARTICLE VII
DISTRIBUTIONS

Section 7.1  Cash Available for Distributions.

(a)  Generally.  Notwithstanding anything herein to the contrary, no distribution shall be made until all Priority Loans are paid in full.

(i)  Following (x) the satisfaction of accrued and unpaid interest on Priority Loans, in proportion to the outstanding Priority Loans, if any, and (y) the satisfaction of outstanding principal balances on Priority Loans, in proportion to the outstanding Priority Loans, if any, the General Partner shall cause the Partnership to distribute all Net Cash Flow from Operations quarterly on the 15th of January, April, July and October, as follows:

(A)  first, to LMLP in an amount equal to the Preferred Equity Return;

(B)  second, to Inland until such time as Inland has received cumulative distributions in an amount sufficient to achieve a 9% Cash-On-Cash Return (“Inland Priority Return”);

(C)  third, to LMLP, until such time as LMLP has received cumulative distributions in an amount sufficient to achieve a 9% Cash-On-Cash Return (“LMLP Priority Return”);

(D)  fourth, to Inland until all Capital Contributions made by Inland have been returned (for the purposes of this Section 7.1(a)(i)(D), Capital Contributions shall include Acquisition Fees (if any) paid by Inland);

(E)  fifth, to LMLP until all Capital Contributions made by LMLP or credited on LMLP’s behalf have been returned (for the purposes of this Section 7.1(a)(i)(E), Capital Contributions shall include 17.65% of the amount of the Acquisition Fees (if any) paid by Inland); and

(F)  thereafter, (x) so long as LMLP GP is the General Partner, (1) 65% to Inland and (2) 35% to LMLP, or (y) so long as LMLP GP is no longer the General Partner, (2) 85% to Inland and (2) 15% to LMLP.

(ii)  Following (w) the satisfaction of accrued and unpaid interest on Priority Loans, in proportion to the outstanding Priority Loans, if any, and (x) the satisfaction of outstanding principal balances on Priority Loans, in proportion to the outstanding Priority Loans, if any, the General Partner shall cause the Partnership to distribute Net Cash from Sales and Financings as soon as practicable after the receipt of such Net Cash from Sales or Refinancings, as follows:

(A)  first, in the case of Net Cash from Sales and Financings related to a Preferred Equity Asset, to LMLP in an amount equal to the Preferred Equity allocated to such Preferred Equity Asset, together with any accrued and unpaid Preferred Equity Return in respect of such allocated Preferred Equity;

(B)  second, to Inland to the extent of any unpaid Inland Priority Return;

(C)  third, to LMLP to the extent of any unpaid LMLP Priority Return;

(D)  fourth, to Inland until all Capital Contributions made by Inland have been returned (solely for the purposes of this Section 7.1(a)(i)(D), Capital Contributions shall include Acquisition Fees (if any) paid by Inland);

(E)  fifth, to LMLP until all Capital Contributions made by LMLP or credited on LMLP’s behalf have been returned (solely for the purposes of this Section 7.1(a)(i)(E), Capital Contributions shall include 17.65% of the amount of the Acquisition Fees (if any) paid by Inland); and

(F)  thereafter, (x) so long as LMLP GP is the General Partner, (1) 65% to Inland and (2) 35% to LMLP, or (y) so long as LMLP GP is no longer the General Partner, (2) 85% to Inland and (2) 15% to LMLP.

(iii)  In the event the Partnership fails to (i) make a distribution to LMLP in an amount equal to the Preferred Equity Return for such quarter when such distribution is required to be made hereunder or (ii) repay any allocated portion of the Preferred Equity when such repayment is required hereunder, and such failure remains uncured for 10 days following such event, then LMLP shall be entitled to the Enhanced Preferred Equity Return following such date unless and until such failure is cured.

(iv)  Distributable Cash shall not be used to acquire Qualified Assets or make capital improvements on Qualified Assets unless approved in accordance with Section 3.4 hereof.

(b)  Withholdings.  The General Partner is authorized to withhold from distributions or allocations to any Partner (or, in the event there are insufficient funds, require such Partner to contribute to the Partnership) and to pay over to any federal, state or local government any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law with respect to any payment, distribution or allocation to the Partnership or such Partner and shall allocate any such amounts to such Partner with respect to which such amount was withheld. All amounts so withheld (including such amounts contributed by the Partner) shall be treated as amounts distributed to such Partner, and will reduce the amount otherwise distributable to such Partner, pursuant to this Article VII for all purposes under this Agreement.

(c)  Restrictions on Distributions.  Notwithstanding anything to the contrary contained in this Section 7.1, the Partnership shall not make a distribution to the extent that, at the time of such distribution and after giving effect to such distribution, all liabilities of the Partnership (other than liabilities to the Partners on account of their Capital Contributions or liabilities for which the recourse of creditors is limited to specific assets of the Partnership) shall exceed the Fair Market Value of the Partnership assets, except that the Fair Market Value of Qualified Asset that is subject to a liability for which the recourse of the creditors is limited shall be included in the Partnership assets only to the extent that the Fair Market Value of such Qualified Asset exceeds that liability.

ARTICLE VIII
TRANSFER; REMOVAL OF GENERAL PARTNER

Section 8.1  Prohibition on Transfers and Withdrawals by Partners.

(a)  The Partners shall be prohibited from, directly or indirectly, transferring, assigning, pledging or hypothecating their respective interests (or any part of such interests) in the Partnership and any attempted transfer shall be void ab initio; provided, that the following transfers shall be permitted:

(i)  assignments of a Partner’s interest in the Partnership (but only its entire interest) to an Affiliate of such Partner, but only upon fifteen (15) days written notice to the other Partners;

(ii)  transfers up to 49% of the ownership interests in a Partner, so long as the management of such Partner immediately prior to such transfer possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Partner following such transfer, whether through the ability to exercise voting power, by contract or otherwise;

(iii)  transfers by inheritance, devise, bequest or by operation of law upon the death of a natural person; and

(iv)  sales, transfers or issuance of shares of capital stock in LXP and securities convertible into capital stock in LXP, provided a class of capital stock in LXP is listed on a nationally recognized stock exchange or market.

(b)  Except as provided in this Section 8.1 and in Section 8.2,Section 11.1 and Section 11.2 hereof, the Partners shall be prohibited from withdrawing from the Partnership.  If any Partner withdraws from the Partnership, it shall be and remain liable for all obligations and liabilities incurred by it as a Partner, and shall be liable to the Partnership and the other Partners for all indemnifications set forth herein and for any liabilities, losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) incurred by the Partnership as a result of any withdrawal in breach of this Agreement.

Section 8.2  Removal of LMLP GP as General Partner.  Upon a Removal Event, Inland shall have the right to remove the General Partner for a period of sixty (60) days following the occurrence of a Removal Event, and if such right is timely exercised, Inland shall have the right to appoint either Inland or an Affiliate of Inland as the new

General Partner.  Such removal of LMLP GP shall be effective ten (10) Business Days after receipt by LMLP GP of written notice from Inland.  Upon such removal, notwithstanding anything in this Agreement or the Management Agreement to the contrary, (a) LMLP GP shall cease to be a general partner and a partner of the Partnership; (b) two of the three members of the Executive Committee appointed by LMLP shall be removed and replacements shall be appointed by Inland; (c) the Management Agreement shall terminate; and (d) either Inland or one of its Affiliates shall be appointed the General Partner of the Partnership and this Agreement shall be amended to reflect such appointment.

ARTICLE IX
TERMINATION

Section 9.1  Dissolution.  The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (collectively, the “Liquidating Events”):

(i)  the reduction to cash or cash equivalents (other than purchase money notes obtained by the Partnership from the sale of Qualified Asset) of the last remaining Qualified Asset;

(ii)  the agreement in writing by the Partners to dissolve the Partnership;

(iii)  the entry of a decree of judicial dissolution of the Partnership pursuant to Section 17-802 of the Act;

(iv)  the election of any Partner to dissolve the Partnership on the seventh anniversary of the date first set forth above or any anniversary thereafter;

(v)  all of the Qualified Assets have been sold to LMLP, or its designees, or to Inland, or its designees, pursuant to the exercise of the Buy/Sell as provided in Section 11.2 hereof;

(vi)  the Bankruptcy of any LMLP Partner or Inland;

(vii)  the election of LMLP to dissolve the Partnership after (A) LMLP GP is no longer the General Partner and (B) a breach by Inland or the General Partner of (x) Articles VI or VII hereof, which remains uncured for thirty (30) days following receipt of notice of such breach from LMLP, or (y) Section 12.19 hereof.

(viii)  the election of Inland to dissolve the Partnership after the removal of LMLP GP as the General Partner upon a Removal Event.

Section 9.2  Termination.  In all cases of dissolution of the Partnership, the business of the Partnership shall be wound up and the Partnership terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(i)  The Liquidator shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, a copy of which statement shall be furnished to each Partner;

(ii)  The Qualified Assets and assets of the Partnership shall be liquidated by the Liquidator as promptly as possible, but in an orderly and businesslike and commercially reasonable manner, consistent with maximizing the price to be received.  The Liquidator in its reasonable discretion shall determine whether to sell any Qualified Asset at a public or private sale, for such price and on such terms as the Liquidator shall determine in its sole discretion.  The Liquidator may, in the exercise of its good faith business judgment and if commercially reasonable, determine not to sell a portion of the Qualified Assets and assets of the Partnership, in which event such Qualified Assets and assets shall be distributed in kind pursuant to clause (iv) below;

(iii)  Any Profit or Loss realized by the Partnership upon the sale or other disposition of its assets pursuant to Section 9.2(ii) above shall be allocated to the Partners as required by Article VI hereof; and

(iv)  The proceeds of sale and all other assets of the Partnership shall be applied and distributed as follows and in the following order of priority:

(A)  To the payment of the debts and liabilities of the Partnership and the expenses of Liquidation;

(B)  To the setting up of any reserves which the Liquidator shall reasonably determine to be necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Partnership or the Partners arising out of or in connection with the Partnership.  Such reserves may, in the discretion of the Liquidator, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee to be held by such bank or title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidator may reasonably deem advisable, distribute any remaining balance in the manner set forth below; and

(C)  The balance, if any, to the Partners in accordance with Sections 7.1(a)(ii) and (iii) hereof.

No payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full.  If the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payment shall be made to the Persons entitled to receive the same prorata in accordance with the respective amount due them.

Payments described in clause (iv) above must be made in cash.  The Partners shall continue to share profits, losses and other tax items during the period of liquidation in the same proportions as before dissolution.

Section 9.3  Certificate of Cancellation.  Upon completion of the distribution of the Partnership’s assets as provided in this Article IX and the completion of the winding-up of the affairs of the Partnership, the Partnership shall be terminated, and the Liquidator shall cause the filing of a certificate of cancellation of the certificate of limited partnership in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall take all such other actions as may be necessary to terminate the Partnership in accordance with the Act and shall take such other actions as may be necessary to terminate the Partnership’s registration in any other jurisdictions where the Partnership is registered or qualified to do business.

Section 9.4  Acts in Furtherance of Liquidation.  Each Partner or former Partner, upon the request of the Liquidator, shall promptly execute, acknowledge and deliver all documents and other instruments as the Liquidator shall reasonably request to effectuate the proper dissolution and termination of the Partnership, including the winding up of the business of the Partnership.

ARTICLE X
REPRESENTATIONS OF THE PARTNERS

Section 10.1  Representations of Inland.  Inland hereby represents and warrants to the LMLP Partners and the Partnership as follows:

(i)  this Agreement constitutes the valid and binding agreement of Inland, enforceable against Inland in accordance with its terms, subject as to enforcement of bankruptcy, insolvency and other similar laws affecting the rights of creditors and to general principles of equity;

(ii)  Inland has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof and to perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby;

(iii)  Inland has all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof and to perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby and no further action by Inland is necessary to authorize the execution or delivery of this Agreement;

(iv)  this Agreement has been duly and validly executed and delivered by Inland and the execution, delivery and performance hereof by Inland does not and will not (i) require the approval of any other Person, or (ii) contravene or result in any breach of or constitute any default under, or result in the creation of any lien upon Inland’s assets under, any indenture, mortgage, loan agreement, lease or other agreement or instrument to which Inland is a party or by which Inland or any of its assets is bound;

(v)  the formation of the Partnership does not and the consummation of the transactions contemplated herein will not result in any violation of the organizational documents of Inland;

(vi)  Inland has the financial capacity to perform its obligations under this Agreement;

(vii)  no finder’s, broker’s or similar fee or commission has been paid or shall be paid by Inland to any individual or organization in connection with the formation of the Partnership; provided, however, that Inland may pay fees to related parties;

(viii)  there is no action, suit or proceeding pending or, to its knowledge, threatened against Inland that questions the validity or enforceability of this Agreement or, if determined adversely to it, would materially adversely affect the ability of Inland to perform its obligations hereunder;

(ix)  Inland is not the subject of any Bankruptcy;

(x)  to Inland’s knowledge, Inland has not received from any governmental agency any notice of violation of any law, statute or regulation which would have a material adverse effect on the Partnership;

(xi)  to Inland’s knowledge, Inland is not in default in the performance or observation of any obligation under any agreement or instrument to which it is a party or by which it or any of its assets is bound, which default would individually or in the aggregate with other defaults materially adversely affect the business or financial condition of Inland or the Partnership; and

(xii)  Inland (which for the purposes of this Section 10.2(x) includes its partners, members, principal stockholders owning more than ten percent (10%) of the outstanding capital stock of Inland, and any other constituent entities) (1) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gove/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (2) is currently in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

Section 10.2  Representations of the LMLP Partners.  Each LMLP Partner represents and warrants to Inland and the Partnership as follows:

(i)  this Agreement constitutes the valid and binding agreement of such LMLP Partner enforceable against such LMLP Partner in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws affecting the rights of creditors and to general principles of equity;

(ii)  LMLP has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof and to perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby;

(iii)  LMLP GP has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof and to perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby;

(iv)  such LMLP Partner has all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof and to perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby and no further action by such LMLP Partner is necessary to authorize the execution or delivery of this Agreement;

(v)  this Agreement has been duly and validly executed and delivered by such LMLP Partner and the execution, delivery and performance hereof by such LMLP Partner does not and will not (x) require the approval of any other Person or (y) contravene or result in any breach of or constitute any default under, or result in the creation of any lien upon such LMLP Partner’s assets under, any indenture, mortgage, loan agreement, lease or other agreement or instrument to which such LMLP Partner or any LMLP Affiliated Party is a party or by which such LMLP Partner or any of its assets is bound;

(vi)  to such LMLP Partner’s knowledge, such LMLP Partner is not in default in the performance or observation of any obligation under any agreement or instrument to which it is a party or by which it or any of its assets is bound, which default would individually or in the aggregate with other defaults materially adversely affect the business or financial condition of such LMLP Partner or the Partnership;

(vii)  the formation of the Partnership does not and the consummation of the transactions contemplated herein will not result in any violation of the organizational documents of such LMLP Partner;

(viii)  no finder’s, broker’s or similar fee or commission has been paid or shall be paid to any individual or organization in connection with the formation of the Partnership except for fees payable to Wachovia Capital Markets, LLC, which shall be paid by LMLP and not the Partnership;

(ix)  there is no action, suit or proceeding pending or, to its knowledge, threatened against such LMLP Partner that questions the validity or enforceability of this Agreement or, if determined adversely to it, would materially adversely affect the ability of such LMLP Partner to perform its obligations hereunder;

(x)  such LMLP Partner is not the subject of any Bankruptcy;

(xi)  to such LMLP Partner’s knowledge, such LMLP Partner has not received from any governmental agency any notice of violation of any law,

statute or regulation which would have a material adverse effect on the financial condition of such LMLP Partner or of the Partnership;

(xii)  each LMLP Partner has the financial capacity to perform its obligations under this Agreement; and

(xiii)  each LMLP Partner (which for the purposes of this Section 10.2(x) includes its partners, members, principal stockholders owning more than ten percent (10%) of the outstanding capital stock of such LMLP Partner, and any other constituent entities) (1) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gove/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (2) is currently in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

ARTICLE XI
SPECIAL PARTNER RIGHTS AND OBLIGATIONS

Section 11.1  Right of First Offer.

(a)  At any time after the Rights Trigger Date, if either Inland or LMLP (except if the Rights Trigger Date occurs because of an Event of Default by an LMLP Partner) wishes to sell their Percentage Interest or cause the Partnership to sell any Qualified Asset (for the purposes of this section, such selling Partner, the “ROFO Offering Partner”), the ROFO Offering Partner shall deliver a written notice (a “ROFO Notice”) to the Other Partner (the “ROFO Responding Partner)”) specifying to the ROFO Responding Partner in writing the terms and conditions (the “ROFO Terms”) and the price (the “ROFOOffer Price”) at which the ROFO Offering Partner would be willing to sell their entire Percentage Interest or the ROFO Offering Partner would be willing to permit the Partnership to sell any of the Qualifying Assets, as the case may be, to the ROFO Responding Partner.  Any ROFO Notice shall reference the invocation of this Section 11.1 and shall constitute an irrevocable offer from the ROFO Offering Partner to the ROFO Responding Partner to sell its entire Percentage Interest or permit the sale by the Partnership of the stated Qualifying Assets, as the case may be, at the ROFO Offer Price. If the ROFO Responding Partner does not elect to buy the ROFO Offering Partner’s entire Percentage Interest or the stated Qualifying Assets, as the case may be, within forty-five (45) days following receipt of the ROFO Notice by delivering an election notice to the ROFO Offering Partner (the “ROFO Response Notice”), subject to Sections 11.1(b) and (c), the ROFO Offering Partner shall be permitted to sell their entire Percentage Interest or the stated Qualifying Assets on behalf of the Partnership, as the case may be, to a bona fide third party pursuant to an arm’s length transaction on terms not more favorable to such bona fide third party than the ROFO Terms and for an amount equal to or greater than the ROFO Offer Price (the “Required Third Party Price and Terms”).  In the event the ROFO Responding Partner fails to timely deliver a ROFO Response Notice, subject to Sections 11.1(b) and (c), the ROFO Offering

Partner shall be permitted to sell its entire Percentage Interest or any of the Qualifying Assets on behalf of the Partnership, as the case may be, for the Required Third Party Price and Terms.

(b)  In the event the ROFO Offering Partner is permitted to sell its entire Percentage Interest or the stated Qualifying Assets on behalf of the Partnership, as the case may be, pursuant to Section 11.1(a) above, the ROFO Offering Partner shall have the right for a period of six (6) months after the date of the ROFO Notice (the “Third Party Sale Period”) to sell its entire Percentage Interest or the stated Qualifying Assets on behalf of the Partnership, as the case may be, to a bona fide third party for and on the Required Third Party Price and Terms. In the event the ROFO Offering Partner fails to consummate the sale of its entire Percentage Interest or the stated Qualifying Assets on behalf of the Partnership, as the case may be, for the Required Third Party Price prior to the expiration of the Third Party Sale Period, the ROFO Offering Partner’s right to sell its entire Percentage Interest or the stated Qualifying Assets on behalf of the Partnership, as the case may be, to a bona fide third party will be revoked until such time as the ROFO Offering Partner has repeated the process set forth in Section 11.1(a) and provided the ROFO Responding Partner with the right to make its election pursuant to Section 11.1(a) above.

(c)  Any exercise of the provisions of this Section 11.1 is also subject to the provisions of Section 11.3 below.

Section 11.2  Buy/Sell.

(a)  Generally.  After the Rights Trigger Date, Inland or LMLP (except if the Rights Trigger Date occurs because of an Event of Default by an LMLP Partner), as specified therein (the “Buy/Sell Offering Partner”), may provide the Other Partner (the “Buy/Sell Responding Partner”) with notice (the “Buy/Sell Notice”) of a price (the “Buy/Sell Offer Price”) that the Buy/Sell Offering Partner, or its designated Affiliate(s), is willing to pay to purchase (A) those Qualified Assets which the Buy/Sell Offering Partner, or its designated Affiliate(s), desire to purchase if the Buy/Sell Offering Partner, or its designated Affiliate(s), desire to purchase less than all of the Qualified Assets from the Partnership, or (B) all of the Qualified Assets if the Buy/Sell Offering Partner, or its designated Affiliate(s), desire to purchase all of the Qualified Assets (provided that an offer to purchase all of the Qualified Assets shall be implemented as a purchase by the Buy/Sell Offering Partner, or its designated Affiliate(s), of the Percentage Interests of the Buy/Sell Responding Partner) (such Qualified Assets or such Percentage Interests, as the case may be, the “Buy/Sell Asset”).  The Buy/Sell Notice shall include, as an attachment thereto, a bona fide proposed purchase and sale agreement on terms reasonably customary for the sale of real estate assets or for the sale of partnership interests in a limited partnership that owns primarily real estate assets (the “Offered Agreement”).  Upon receipt of the Buy/Sell Notice, the Buy/Sell Responding Partner shall have forty-five (45) days to provide to the Buy/Sell Offering Partner a notice (the “Buy/Sell Response Notice”) specifying the Buy/Sell Responding Partner’s election either, (i) if the Buy/Sell Asset comprises less than all of the Qualified Assets, to cause the Partnership to sell the Buy/Sell Asset to the Buy/Sell Offering Partner, or its designated Affiliate(s), at the Buy/Sell Offer Price pursuant to the Offered Agreement or (y) to purchase (or have a designated Affiliate(s) purchase) the Buy/Sell Asset from the Partnership for a purchase price equal to the Buy/Sell Offer Price and on substantially the same terms and conditions as provided in the Offered Agreement, or,

(ii) if the Buy/Sell Asset comprises all of the Qualified Assets, purchase the Percentage Interest of the Buy/Sell Offering Partner or sell its Percentage Interest to the Buy/Sell Offering Partner, or its designated Affiliate(s), for a purchase price equal to the amount the Buy/Sell Responding Partner would receive under Section 9.2 hereof if the Partnership assets were sold at the Buy/Sell Offer Price and the Partnership were liquidated and dissolved (the “Buy/Sell Responding Interest Price”) and on substantially the same terms and conditions as provided in the Offered Agreement.  Any Buy/Sell Notice made with respect to all of the Qualified Assets in connection with an Event of Default shall supersede and render of no further effect any Buy/Sell Notice or ROFO Notice (x) made with respect to less than all of the Qualified Assets and (y) to which no Buy/Sell Response Notice or ROFO Response Notice, as the case may be, has been provided to the Buy/Sell Offering Partner or ROFO Offering Partner, as the case may be.

(b)  Buy/Sell Responding Partner’s Election to Purchase.  If the Responding Partner timely delivers a Buy/Sell Response Notice that specifies the Buy/Sell Responding Partner’s election to purchase the Buy/Sell Asset, as described in Section 11.2(a) above, then the Buy/Sell Responding Partner shall have up to seventy-five (75) days from the date of the delivery of the Buy/Sell Response Notice to close the purchase of the Buy/Sell Asset on substantially the same terms and conditions as contained in the Offered Agreement.

(c)  Buy/Sell Responding Partner’s Election not to Purchase.  If the Buy/Sell Responding Partner timely delivers a Buy/Sell Response Notice that specifies the Buy/Sell Responding Partner’s election not to purchase the Buy/Sell Asset, or if the Buy/Sell Responding Partner fails to deliver a timely Buy/Sell Response Notice, then (i) if the Buy/Sell Asset comprises less than all of the Qualified Assets, the General Partner shall cause the Partnership to proceed to close the acquisition of the Buy/Sell Asset at the Buy/Sell Offer Price in accordance with the terms and conditions of the Offered Agreement, provided, however, that such closing must take place within the seventy-five (75) day period beginning on the date of delivery of the Buy/Sell Response Notice, or, (ii) if the Buy/Sell Asset comprises all of the Qualified Assets, the Buy/Sell Offering Partner shall purchase the Percentage Interests of the Buy/Sell Responding Partner within the seventy-five (75) day period described in clause (i) above, for the Buy/Sell Responding Interest Price.  In determining the amount of the Buy/Sell Responding Interest Price, it will be assumed that no reserves will be required pursuant to Section 9.2 hereof.

Section 11.3  Provisions Applicable to Right of First Offer and Buy/Sell

(a)  The Purchasing Partner shall deliver to a mutually acceptable escrow agent a non-refundable cash deposit within forty-five (45) days of the Responding Partner’s actual or deemed notice in an amount equal to the lesser of (i) five percent (5%) of the Offer Price, as applicable, or (ii) $1,000,000 (the “Deposit”) to secure the Purchasing Partner’s obligations hereunder.

(b)  Closing of any transfer pursuant to Section 11.1 or Section 11.2 above (“Closing”) shall occur on the thirtieth (30th) day following the date of the escrow agent's receipt of the Purchasing Partner’s deposit as contemplated by Section 11.3(b) above (or, if such day is not a Business Day, the next succeeding Business Day) (the “Closing Date”), at the principal place of business of the Partnership, or at such other time and place as may be mutually agreed upon by the Purchasing Partner and the Selling Partner, and (unless otherwise agreed to by the Purchasing Partner and the Selling Partner) shall be on a cash basis.  At such Closing: (i) the Selling Partner shall convey all of its Percentage Interest in the Partnership, and, if applicable, all of their debt claims against the Partnership, and warrant that such interests and claims are free of all adverse claims and encumbrances (unless otherwise agreed upon by the Purchasing Partner and the Selling Partner); (ii) the Purchasing Partner shall pay the Selling Partner the Offer Price, less a credit for the Deposit (which shall be delivered by the escrow agent to the Selling Partner and the amount thereof credited against the Offer Price), and as adjusted by customary closing prorations and customary closing costs, in cash; and (iii) the Selling Partner, the Purchasing Partner and the Partnership shall execute and deliver such other documents as may be appropriate to effect, evidence and perfect the transaction.

(c)  Should the Purchasing Partner fail to close the transactions elected pursuant to Section 11.1 or Section 11.2 above prior to the Closing Date, the Selling Partner, as its exclusive remedies in the circumstances, (i) shall be entitled to receive from the escrow agent, as liquidated damages for such failure, the Deposit deposited pursuant to Section 11.3(b) of this Agreement, (ii) shall have the right for a period of twelve (12) months after the scheduled Closing Date (the “Default Sale Period”) to acquire the Purchasing Partner’s Percentage Interest or interest in the stated Qualified Assets, as the case may be, for 95% of the Offer Price, and (iii) the Purchasing Partner’s rights pursuant to Section 11.1 and 11.2 hereof shall be suspended for a period of twelve (12) months after the scheduled Closing Date.

(d)  In connection with a transfer pursuant to Sections 11.1 or 11.2, the Purchasing Partner may designate an Affiliate or Affiliates to acquire the Selling Partner’s Percentage Interests or interests in the stated Qualified Assets, as the case may be, in which event such Affiliate(s) shall acquire such Percentage Interest or interests in the stated Qualified Assets, as the case may be, but no such designation or acquisition shall relieve the Purchasing Partner (as determined without regard to this Section 11.3(e)) from any obligation under this Article XI.

(e)  Each of Inland and LMLP shall have the right to exercise either the Right of First Offer pursuant to Section 11.1 above or the Buy/Sell pursuant to Section 11.2 above (such Partner being the “Initiating Partner”); provided, however, that upon any Initiating Partner’s exercise of either of these provisions, the Other Partner may not again trigger the provisions of either Section 11.1 or 11.2 until the termination of all procedures and timeframes pursuant to the Initiating Partner’s chosen provision.

(f)  As a condition to any transfer by either Inland or LMLP of its Percentage Interest or the stated Qualified Assets by the Partnership, as the case may be, pursuant to either

Section 11.1 or Section 11.2 of this Agreement, the Selling Partner must be released at the closing from any indemnities, guaranties or other credit enhancements granted by such Selling Partner on behalf of the Partnership to any third party relating to the interest being transferred.

(g)  As a condition to any transfer by Inland of its Percentage Interest or the stated Qualified Assets by the Partnership, as the case may be, pursuant to either Section 11.1 or Section 11.2 of this Agreement, any Preferred Equity relating to the property that is the subject of the transfer, together with accrued and unpaid Preferred Equity Return, shall be distributed to LMLP.

(h)  If either Inland or LMLP initiates a legal action with respect to any exercise of the other Partner’s rights under this Article XI, the losing Partner shall pay all attorneys’ fees and court costs arising in connection with such legal action.

(i)  Each Partner shall bear its own costs, such as due diligence expenses and consultants’ and attorneys’ fees, incurred in connection with its exercise of, or response to, any rights under this Article XI.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1  Notices.

(a)  Generally.  All notices, demands, approvals, consents or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

(b)  Manner of Notice.  All notices, demands, approvals, consents and requests to be sent to the Partnership or any Partner pursuant to the terms hereof shall be deemed to have been properly given or served, if personally delivered, sent by recognized messenger or next day courier service, or sent by United States mail, telex or facsimile transmission to the addresses or facsimile numbers listed below, and will be deemed received, unless earlier received:  (a) if sent by express, certified or registered mail, return receipt requested, when actually received or delivery refused; (b) if sent by messenger or courier, when actually received; (c) if sent by telex or facsimile transmission, on the date sent, so long as a confirming notice is sent by messenger or courier or by express, certified, registered, or first-class mail; (d) if delivered by hand, on the date of delivery; and (e) if sent by first-class mail, seven days after it was mailed.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

If to the Partnership:	Net Lease Strategic Assets Fund L.P. c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, New York 10119-4015 Attention: Chief Executive Officer Fax No. (212) 594-6600

with a copy to:	Inland American (Net Lease) Sub, LLC c/o Inland American Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: Fax No.: (630)

If to the Partnership:	Net Lease Strategic Assets Fund L.P. c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, New York 10119-4015 Attention: Chief Executive Officer Fax No. (212) 594-6600

with a copy to:	Inland American (Net Lease) Sub, LLC c/o Inland American Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: Fax No.: (630)

If to either LMLP Partner:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, New York 10119-4015 Attention: Chief Executive Officer Fax No. (212) 594-6600

with a copy of any notice to:	Post, Heymann & Koffler LLP Wing A, Suite 211 Two Jericho Plaza Jericho, New York 11753 Attention: David Heymann, Esq. Fax No.: (516) 433-2777

If to Inland:	Inland American (Net Lease) Sub, LLC c/o Inland America Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: Lori Foust and Scott Wilton Fax No.: (630)

and a copy of any notices to:	Levenfeld Pearlstein LLC 2 North LaSalle, Suite 1300 Chicago, Illinois 60602 Attention: Marc Joseph and Russell Shapiro Fax No.: (312) 346-8434

(c)  Right to Change Addresses.  A Partner shall have the right from time to time and at any time during the term of this Agreement to change its notice address or addresses by giving to the Other Partners at least ten (10) Business Days’ prior written notice thereof in the manner provided by this Section 12.1.

Section 12.2  Governing Laws.  This Agreement and the obligations of the Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law provisions.  Except as otherwise provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

Section 12.3  Entire Agreement.  This Agreement (including the exhibits and schedules hereto) contains the entire agreement between the parties, supercedes any prior agreements or understandings between them and may not be modified or amended in any manner other than pursuant to Section 12.12 hereof.

Section 12.4  Waiver.  No consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by the other Partner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner hereunder.  Failure on the part of any Partner to complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, irrespective of how long such failure continues, shall not constitute a waiver by such

Partner of its rights hereunder.  No custom, practice or course of dealings arising among the Partners in the administration hereof shall be construed as a waiver or diminution of the right of any Partner to insist upon the strict performance by any other Partner of the terms, covenants, agreements and conditions herein contained.

Section 12.5  Validity.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 12.6  Terminology; Captions.  All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa and shall refer solely to the parties signatory hereto except where otherwise specifically provided.  Titles of Articles, Sections, Subsections, Schedules and Exhibits are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to Articles, Sections, Subsections, Schedules and Exhibits shall refer to the corresponding Articles, Sections, Subsections, Schedules and Exhibits of this Agreement unless specific reference is made to such Articles, Sections, Subsections, Schedules and Exhibits of another document or instrument.  Any use of the word “including” herein shall, unless the context otherwise requires, be deemed to mean “including without limitation”.

Section 12.7  Remedies Not Exclusive.  Except as otherwise provided herein, the rights and remedies of the Partnership and of the Partners hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof.  Each of the Partners confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy but nothing herein contained is intended to, nor shall it, limit or affect any rights or rights at law or by statute or otherwise of any party aggrieved as against the other for breach or threatened breach of any provision hereof, it being the intention by this section to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity as well as at law or otherwise.

Section 12.8  Action by the Partners.  No approval, consent, designation or other action by a Partner shall be binding upon such Partner unless the same is in writing and executed on behalf of such Partner by a duly authorized representative of such Partner.

Section 12.9  Further Assurances.  Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 12.10  Liability of the Limited Partners.  Each Limited Partner’s exposure to liabilities hereunder is limited to its interest in the Partnership.  No Limited Partner shall be personally liable for the expenses, liabilities, debts, or obligations of the Partnership.

Section 12.11  Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

Section 12.12  Amendments.  Except as otherwise provided in this Agreement, this Agreement may not be amended without the written consent of all the Partners.

Section 12.13  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute but one and the same instrument; signature and acknowledgment pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature and acknowledgement pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and delivery to each of the Partners of a fully executed original counterpart of this Agreement.

Section 12.14  Waiver of Partition.  Each of the Partners hereby irrevocably waives any and all rights (if any) that it may have to maintain any action for partition of any of the Qualified Assets to be acquired.

Section 12.15  No Third Party Beneficiaries.  Supplementing Section 5.4 hereof, nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any Person, other than the Partners and, subject to the restrictions on assignment contained herein, their respective successors and assigns.

Section 12.16  Expenses. Each party hereto shall pay all of its own legal and accounting fees and expenses incurred in connection with the formation of the Partnership and the preparation and negotiation of this Agreement and the agreements ancillary hereto.

Section 12.17  Jurisdiction; Venue. Each party hereto hereby irrevocably and unconditionally (a) agrees that any action, suit or other legal proceeding brought in connection with or relating to this Agreement or any matter contemplated hereby shall be brought exclusively in a court of competent jurisdiction located in New Castle County, Delaware, whether a state or federal court, and shall not be brought in any court or forum outside New Castle County, Delaware; (b) consents and submits to, and agrees that it will not assert (by way of motion, as a defense or otherwise) that it is not subject to, personal jurisdiction in connection with any such action, suit or proceeding in any such court; and (c) waives to the fullest extent permitted by law, and agrees that it will not assert (by way of motion, as a defense or otherwise), any claim that the laying of venue of any such action, suit or proceeding in any such court is improper or that any such action, suit or proceeding brought in any such court was brought in an inconvenient forum or should be stayed by reason of the pendency of some other action, suit or other legal proceeding in a court or forum other than any such court.

Section 12.18  Jury Waiver. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTER CONTEMPLATED HEREBY.

Section 12.19  REIT Provisions.

(a)  The General Partner and the Partnership shall use commercially reasonable efforts to cause the Partnership to operate as if it were subject to the real estate investment trust (“REIT”) rules of the Code described below, except as otherwise permitted by prior written consent of the Partners:

(i)  the "75 percent gross income test" set forth in Section 856(c)(3) of the Code and the "95 percent gross income test" set forth in Section 856(c)(2) of the Code; and

(ii)   the gross assets tests set forth in Section 856(c) of the Code: (A) the "75 percent asset test" set forth in Section 856(c)(4)(A) of the Code, (B) the "25 percent asset test" set forth in Section 856(c)(4)(B)(i) of the Code, (C) the "20 percent value limitation" set forth in Section 856(c)(4)(B)(ii) of the Code, (D) the "5 percent value limitation" set forth in Section 856(c)(4)(B)(iii)(I) of the Code and (E) the "10 percent vote and value limitations" set forth in Sections 856(c)(4)(B)(iii)(II) and (III) of the Code.

For purposes of the foregoing tests, any ”mezzanine” loans secured by an equity interest in an entity and any interest therefrom shall not be treated as satisfying such tests unless such loans and interest are in substantial compliance with the requirements of Revenue Procedure 2003-65, except as otherwise permitted by prior written consent of the Partners.

(b)  The General Partner and the Partnership shall use commercially reasonable efforts to cause the Partnership not to dispose of any real property in a transaction that would be treated as a "prohibited transaction" within the meaning of Section 857(b)(6)(B)(iii) of the Code, unless (i) the transaction qualifies for the safe harbor, set forth in Section 857(b)(6)(C) of the Code, applied to the Partnership as if the Partnership were subject to Section 857(b)(6), taking into account any other “safe harbor” transactions engaged in by the respective Partner in determining whether seven sales has occurred during the year, including any such transactions engaged in by a joint venture, partnership or limited liability company in which such Partner invests (which information such Partner will provide to the General Partner and Partnership upon written request), (ii) the transaction is required under this Agreement, (iii) the property is disposed of in connection with or in lieu of foreclosure, (iv) the property is transferred in a tax free exchange under the Code, (v) the Partners consent or (vi) the Executive Committee approves such transaction by a Supermajority Vote.

(c)  The General Partner and the Partnership shall use commercially reasonable efforts to cause the Partnership to make distributions to the Partners in compliance with the “90% distribution requirement” of Section 857(a)(1) of the Code, provided that the General Partner and the Partnership shall not be in violation of this Section 12.19(c) if:

(i)   the Partnership makes the distributions required by Articles 7 and 9 of this Agreement, and

(ii)   if the distributions required by Articles 7 and 9 of this Agreement are insufficient to satisfy the 90% distribution requirement, the General Partner and Partnership shall

(A)   notify the Partners of the insufficiency,

(B)  (B) notify the Partners of whether the Partnership is fully leveraged to the extent permitted by the debt and preferred equity ratio set forth in Section 3.8(a) of the Agreement (75%), and

(C)  (C) (1) if the Partnership’s debt and preferred equity ratio is below the permitted threshold (75%), the General Partner shall not be required to incur debt to make additional distributions unless a Partner requests it, in which case the General Partner and the Partnership shall use commercially reasonable efforts to cause the Partnership to incur additional debt on commercially reasonable terms in order to make such additional distributions to the requesting Partner and (2) if the Partnership’s debt and preferred equity ratio is at the maximum permitted (75%), the General Partner shall not be required to incur debt to make additional distributions unless both LMLP and Inland consent, in which case the General Partner and the Partnership shall use commercially reasonable efforts to cause the Partnership to incur additional debt on commercially reasonable terms in order to make such additional distributions to both Partners.

If an amount otherwise available for distribution pursuant to Article 7 of the Agreement is used to acquire an Approved Qualified Asset or fund a capital expenditure approved by a Supermajority Vote of the Executive Committee or consented to by the distributee Partner, such Partner’s share of such distribution shall be treated as distributed to the Partner for purposes of satisfying this Section 12.19(c).

(d)  Without limiting the foregoing, the General Partner and the Partnership shall take such other reasonable steps as shall be requested in writing in good faith by each Partner and its ultimate Parent entity (Inland Real Estate Trust, Inc. in the case of Inland and Lexington Realty Trust in the case of LMLP), which the requesting Partner and Parent believe in good faith is necessary in order for the Parent (and, in the case of LMLP, LMLP) to continue to qualify as a REIT (determined assuming that, without regard to its investment in the Partnership, such ultimate Parent entity (or LMLP) otherwise would qualify as a REIT) and no other reasonable steps or action could be taken by the requesting Partner or Parent (in lieu of the Partnership taking any requested steps) to enable the Parent to so qualify.

(e)  Notwithstanding anything to the contrary in this Agreement, in no event shall the General Partner or Partnership have any liability to a Partner or

Affiliate with respect to its failure to qualify as a REIT so long as the General Partner and Partnership have acted in good faith and used commercially reasonable efforts to satisfy the obligations set forth in this Section 12.19.

 [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

  IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

LMLP GP

LMLP GP LLC By: /s/ T. Wilson Eglin Name: T. Wilson Eglin Title: President

LMLP

THE LEXINGTON MASTER LIMITED PARTNERSHIP By: Lex GP-1 Trust, its general partner By: /s/ T. Wilson Eglin Name: T. Wilson Eglin Title: President

INLAND

INLAND AMERICAN (NET LEASE) SUB, LLC
By: Inland American Real Estate Trust, Inc.

By: _/s/ Lori Foust_____________________
      Name: Lori Foust
      Title:  Treasurer

The undersigned hereby unconditionally and irrevocably
guarantees the obligations of Inland American (Net Lease) Sub,
LLC under Sections 3.10(c), 3.11, 3.12 and 5.1:

INLAND AMERICAN REAL ESTATE TRUST, INC.

By: _/s/ Lori Foust_____________________
      Name: Lori Foust
      Title: Treasurer

SCHEDULE 1

Names and Capital Commitments of Partners

Partner Name	Capital Commitment	Initial Capital Contribution	Percentage Interest

The Lexington Master Limited Partnership	$22,500,000.00	$[________]	15.00%

LMLP GP LLC	$0.00	$0.00	0.00%

Inland American (Net Lease) Sub, LLC	$127,500,000.00	$[________]	85.00%

Qualified Contribution Assets
Property (defined in Contribution Agreement)

	Primary Tenant	Address	Existing Indebtedness	Contributed Asset (defined in Contribution Agreement)

Fee Interest	American Electric Power	420 Riverport Road, Kingport, Tennessee	--

Fee Interest	Entergy Services, Inc.	5201 W. Barraque Street, Pine Bluff, Arkansas	--

Fee Interest	Lithia Motors	101 Creger, Fort Collins, Colorado	--

Fee Interest	Raytheon Company	1200 Jupiter Road, Garland, Texas	--	100% interest in Chader Associates LLC and 60% limited partnership interest in Eastgar Associates Limited Partnership
Ground Lease	United Technologies Corp.	120 S.E. Parkway Drive, Franklin, Tennessee	--

Fee Interest	Wachovia Bank, N.A.	265 Lehigh Street, Allentown, Pennsylvania	--

Schedule 1-1

SCHEDULE 2

Acquisition Parameters

Required Parameters

•	Single tenant, net leased, commercial real estate properties in the office, retail and industrial sectors.

•	Real estate properties that have a specialized use, design or other feature providing for higher initial capitalization rates than those of more conventional net leased assets.

•	Not less than $15,000,000 nor greater than $75,000,000 in total acquisition costs.

•	Real estate properties that are fully occupied and rent bearing at purchase.

•	Tenants are solvent.

•	Real estate properties that have strategic value and/or are mission critical to tenant’s business.

Schedule 1-2

SCHEDULE 2.8

Qualified Sale Assets

Property (defined in Purchase Agreement)

	Primary Tenant	Address	Existing Indebtedness	Sold Assets (defined in Purchase Agreement)	LMLP Sale Affiliate

Fee interest	Advance PCS, Inc.	2401 Cherahala Boulevard, Knoxville, Tennessee	$5,054,329.68	100% membership interest in Lexington Knoxville Manager LLC	Lexington Tennessee Holdings L.P.
Fee interest	American Golf Corporation	11411 N. Kelly Avenue, Oklahoma City, Oklahoma	--	100% membership interest in LSAC Oklahoma City Manager LLC and 100 limited partnership interest in LSAC Oklahoma L.P.	LSAC Operating Partnership L.P.
Leasehold interest	ASML Lithography Holding NV	8555 South River Parkway, Tempe, Arizona	$13,415,219.10	100% membership interest in Lexington Tempe Manager LLC and 100% limited partnership interest in Lexington Tempe L.P.	Lexington Contributions, Inc.
40% tenancy-in-common interest	AT&T Wireless Services, Inc.	3201 Quail Springs Parkway, Oklahoma City, Oklahoma	$14,748,872.00	100% membership interest in Lexington Oklahoma City Manager LLC and 100% limited partnership interest in Lexington Oklahoma City L.P.	Lexington TIC OK Holdings L.P.
Fee interest	Baker Hughes, Inc.	9110 Grogans Mill Road, Houston, Texas	$23,650,170.60	Fee interest	Texan Christensen Limited Partnership
Fee interest	Baker Hughes, Inc.	2529 West Thorne Drive, Houston, Texas	$7,217,561.16	Fee interest	Texan Training Limited Partnership
Fee interest	Baker Hughes, Inc.	12645 West Airport Road, Sugarland, Texas	$16,371,694.47	Fee interest	Texan Petrolite Limited Partnership
Fee interest	Bay Valley Foods, LLC	2935 Van Vactor Way, Plymouth, Indiana	$6,609,133.18	100% membership interest in LSAC Plymouth Manager LLC and 100% limited partnership interest in LSAC Plymouth L.P.	LSAC Operating Partnership L.P.
Fee interest	CAE Simuflite, Inc.	29 South Jefferson Road, Hanover,	$16,719,188.84	100% membership interest in LSAC Morris County Manager	LSAC Operating

Schedule 2.8-1

	(CAE Inc.)	New Jersey		LLC and 99.9% limited partnership interest in LSAC Morris County L.P.	Partnership L.P.
Fee interest	Corning, Inc.	736 Addison Road, Erwin, New York	$9,357,883.09	100% membership interest in Lexington TNI Erwin Manager LLC and 100% limited partnership interest in Lexington TNI Erwin L.P.	Triple Net Investment Company LLC
Fee interest	Cox Communications, Inc.	1440 East 15th Street, Tucson, Arizona	$2,275,658.74	100% membership interest in Net 2 Cox LLC	Net 3 Acquisition L.P.
Fee interest	Dana Corporation	6938 Elm Valley Drive, Kalamazoo, Michigan	$17,340,367.78	100% membership interest in Lexington Kalamazoo Manager LLC and 100% limited partnership interest in Lexington Kalamazoo L.P.	Lepercq Corporate Income Fund L.P.
Leasehold interest	Dana Corporation	730 North Black Branch Road, Elizabethtown, Kentucky	$4,694,433.14	100% interest in to be formed SP Subsidiary	Lexington Elizabethtown 730 Corp.
Leasehold interest	Dana Corporation	750 North Black Branch Road, Elizabethtown, Kentucky	$24,923,414.82	100% interest in to be formed SP Subsidiary	Lexington Elizabethtown 750 Corp.
Leasehold interest	Dana Corporation	10000 Business Boulevard, Dry Ridge, Kentucky	$11,805,918.47	100% interest in to be formed SP Subsidiary	Lexington Dry Ridge Corp.
Leasehold interest	Dana Corporation	301 Bill Byran Boulevard, Hopkinsville, Kentucky	$14,603,212.19	100% interest in to be formed SP Subsidiary	Lexington Hopkinsville Corp.
Leasehold interest	Dana Corporation	4010 Airpark Drive, Owensboro, Kentucky	$10,558,679.56	100% interest in to be formed SP Subsidiary hold interest	Lexington Realty Trust
Fee interest	EDS Information Services, LLC (Electronic Data Systems Corporation)	3600 Army Post Road, Des Moines, Iowa	$22,761,297.00	100% membership interest in Lexington TNI Des Moines Manager LLC and 100% limited partnership interest in Lexington TNI Des Moines L.P.	Triple Net Investment Company LLC
Fee interest	Georgia Power Company	2500 Patrick Henry Parkway, McDonough, Georgia	$12,675,000.00	100% membership interest in Acquiport McDonough Manager LLC and 100% limited partnership	Lexington Acquiport Company II, LLC

Schedule 2.8-2

				interest in Acquiport McDonough L.P.
Fee interest	Honeywell, Inc.	19019 N. 59th Avenue, Glendale, Arizona	$14,149,680.39	100% interest in Lexington Manager Glendale LLC	Union Hills Associates
Fee interest	(i)Structure, LLC (Infocrossing, Inc.)	11707 Miracle Hills Drive, Omaha, Nebraska	$8,850,197.37	100% membership interest in LSAC Omaha Manager LLC and 100% limited partnership interest in LSAC Omaha L.P.	LSAC Operating Partnership L.P.
Leasehold interest	(i)Structure, LLC (Infocrossing, Inc.)	2005 East Technology Circle, Tempe, Arizona	$8,358,519.58	100% membership interest in LSAC Tempe Manager LLC and 100% limited partnership interest in LSAC Tempe L.P.	LSAC Operating Partnership L.P.
Fee interest	Ivensys Systems, Inc. (Siebe, Inc.)	70 Mechanic Street, Foxboro, Massachusetts	$14,090,991.79	Fee interest	Lepercq Corporate Income Fund L.P.
Fee interest	Kelsey Hayes Company (TRW Automotive)	1200 & 12025 Tech Center Drive, Livonia, Michigan	$10,520,436.70	100% interest in Lexington Livonia L.L.C.	Lepercq Corporate Income Fund L.P.
Fee interest	Kelsey-Seybold Clinic (St. Lukes Episcopal Health System)	11555 University Boulevard, Houston, Texas	$9,788,652.45	100% membership interest in Lexington Sugarland Manager LLC and 100% limited partnership interest in Lexington Sugarland L.P.	Westport View Corporate Center L.P.
Fee interest (currently under contract)	Litton Loan Servicing L.P. (Credit-Based Asset Servicing and Securitization LLC)	3500 North Loop Court, McDonough, Georgia	--	100% membership interest in NLSAF McDonough Manager LLC and 100% limited partnership interest in NLSAF McDonough L.P.	Lexington Realty Trust
Fee interest	Montgomery County Management, LLC	17191 St. Lukes Way, Woodlands, Texas	$7,500,000.00	100% membership interest in LSAC Woodlands Manager LLC and 100% limited partnership interest in LSAC Woodlands L.P.	LSAC Operating Partnership L.P.
Fee interest	Nextel of Texas	1600 Eberhardt Road, Temple, Texas	$8,799,283.19	100% membership interest in Lexington Temple Manager LLC (current Lexington Temple Trust) and 99% limited partnership	Lexington Realty Trust

Schedule 2.8-3

				interest in Lexington Temple L.P.
Fee interest	Nextel West Corporation	6455 State Highway 303 N.E., Bremerton, Washington	$6,503,818.18	100% membership interest in Lexington Bremerton Manager LLC	Lexington Realty Trust
Fee interest	Northrop Grumman Systems Corp.	3943 Denny Avenue, Pascagoula, Mississippi	--	100% membership interest in LSAC Pascagoula Manager LLC and 100% limited partnership interest in LSAC Pascagoula L.P.	LSAC Operating Partnership L.P.
Fee interest	Omnipoint Holdings, Inc. (T-Mobile USA, Inc.)	133 First Park Drive, Oakland, Maine	$10,270,681.91	100% membership interest in Acquiport Oakland Manager LLC and 100% limited partnership interest in Acquiport Oakland L.P.	Lexington Acquiport Company II, LLC
Fee interest	Owens Corning	590 Ecology Lane, Chester, South Carolina	$13,197,624.67	100% interest in a to be formed SP Subsidiary and 100% interest in Lexington Chester Industrial LLC	Lexington Realty Trust
Fee interest	Owens Corning	1901 49th Avenue, Minneapolis, Minnesota	--	100% membership interest in Lexington Minneapolis L.L.C.	Lepercq Corporate Income Fund L.P.
Fee interest	Parkway Chevrolet, Inc.	25500 SH 249, Tomball, Texas	$9,344,673.76	100% membership interest in LSAC Tomball Manager LLC and 100% limited partnership interest in LSAC Tomball L.P.	LSAC Operating Partnership L.P.
Fee interest	Seimens Dematic Postal Automation	1404-1501 Nolan Ryan Parkway, Arlington, Texas	$21,010,306.55	100% membership interest in Lexington Arlington Manager LLC and 99.5% limited partnership interest in Lexington Arlington L.P.	Lexington Acquiport Company II, LLC
Fee interest	Silver Spring Gardens, Inc. (Huntsinger Farms, Inc.)	2424 Alpine Road, Eau Claire, Wisconsin	--	100% membership interest in LSAC Eau Claire Manager LLC and 100% limited partnership interest in LSAC Eau Claire L.P.	LSAC Operating Partnership L.P.
Fee interest	SKF USA Inc.	324 Industrial Park Road, Franklin, North Carolina	$1,508,477.25	Fee interest	Lexington Realty Trust
Fee interest	Sygma Network, Inc. (Sysco Corporation)	3600 Southgate Drive, Danville, Illinois	$6,217,205.68	100% membership interest in Lexington Danville LLC	Lexington Realty Advisors, Inc.

Schedule 2.8-4

Fee interest	Tenneco Automotive Operation Company (Tenneco Automotive Inc.)	904 Industrial Road, Marshall, Michigan	--	Fee interest	LXP I, L.P.
Leasehold interest	TI Group Automotive Systems, LLC (TI Automotive LTD)	359 Gateway Drive, Livonia, Georgia	$9,781,993.46	100% membership interest in Lexington Livonia TI Manager LLC and 100% limited partnership interest in Lexington Livonia TI L.P.	LSAC Operating Partnership L.P.
Fee interest	Time Customer Service, Inc. (Time, Inc.)	10419 North 30th Street, Tampa, Florida	$7,978,117.35	Fee interest	North Tampa Associates
Fee interest	TRW, Inc. (Experian Information Solutions, Inc.)	601 & 701 Experian Parkway, Allen, Texas	$30,582,338.00	100% membership interest in Lexington Allen Manager LLC and 100% limited partnership interest in Lexington Allen L.P.	Lexington Texas Holdings L.P.
Fee interest	Unisource Worldwide, Inc.	109 Stevens Street, Jacksonville, Florida	--	Fee interest	Lepercq Corporate Income Fund II L.P.
Fee interest	Voicestream PCS I (T-Mobile USA, Inc.)	2999 S.W. 6th Street, Redmond, Oregon	$9,654,317.77	100% membership interest in Lexington Redmond Manager LLC	Lepercq Corporate Income Fund II L.P.
Fee interest	Voicestream PCS II (T-Mobile USA, Inc.)	9601 Renner Boulevard, Lenexa, Kansas	$10,141,927.70	100% membership interest in Acquiport Lenexa Manager LLC	Lexington Acquiport Company II, LLC
Fee interest	Voicestream PCS II (T-Mobile USA, Inc.)	3265 East Goldstone Drive, Meridian, Idaho	$10,079,315.38	100% membership interest in Acquiport Meridian Manager LLC	Lexington Acquiport Company II, LLC
Fee interest	Voicestream PCS II (T-Mobile USA, Inc.)	3711 San Gabrial, Mission, Texas	$6,282,487.42	100% membership interest in Lexington Mission Manager LLC and 99.5% limited partnership interest in Lexington Mission L.P.	Triple Net Investment Company LLC

Schedule 2.8-5

SCHEDULE 3.5

Form of Annual Plan

[Intentionally Omitted From Filing]

SCHEDULE 3.8

Cross-Default Provisions

The mortgages secured by the following two sets of two properties are cross-collateralized: (1) 730 North Black Branch Road, Elizabethtown, Kentucky and 730 North Black Branch Road, Elizabethtown, Kentucky, and (3) 1000 Business Boulevard, Dry Ridge, Kentucky and 4010 Airpark Drive, Owensboro, Kentucky.

Qualified Refi Assets

Advance PCS, Inc.	2401 Cherahala Boulevard, Knoxville, Tennessee
American Electric Power	420 Riverport Road, Kingport, Tennessee
American Golf Corporation	11411 N. Kelly Avenue, Oklahoma City, Oklahoma
Baker Hughes, Inc.	9110 Grogans Mill Road, Houston, Texas
Baker Hughes, Inc.	2529 West Thorne Drive, Houston, Texas
Baker Hughes, Inc.	12645 West Airport Road, Sugarland, Texas
Cox Communications, Inc.	1440 East 15th Street, Tucson, Arizona
EDS Information Services, LLC (Electronic Data Systems Corporation)	3600 Army Post Road, Des Moines, Iowa
Entergy Services, Inc.	5201 W. Barraque Street, Pine Bluff, Arkansas
Honeywell, Inc.	19019 N. 59th Avenue, Glendale, Arizona
Ivensys Systems, Inc. (Siebe, Inc.)	70 Mechanic Street, Foxboro, Massachusetts
Kelsey Hayes Company (TRW Automotive)	1200 & 12025 Tech Center Drive, Livonia, Michigan
Kelsey-Seybold Clinic (St. Lukes Episcopal Health System)	11555 University Boulevard, Houston, Texas
Lithia Motors	101 Creger, Fort Collins, Colorado
Litton Loan Servicing L.P. (Credit-Based Asset Servicing and Securitization LLC)	3500 North Loop Court, McDonough, Georgia
Nextel of Texas	1600 Eberhardt Road, Temple, Texas
Nextel West Corporation	6455 State Highway 303 N.E., Bremerton, Washington
Northrop Grumman Systems Corp.	3943 Denny Avenue, Pascagoula, Mississippi
Owens Corning	590 Ecology Lane, Chester, South Carolina
Owens Corning	1901 49th Avenue, Minneapolis, Minnesota
Raytheon Company	1200 Jupiter Road, Garland, Texas
Seimens Dematic Postal Automation	1404-1501 Nolan Ryan Parkway, Arlington, Texas
Silver Spring Gardens, Inc. (Huntsinger Farms, Inc.)	2424 Alpine Road, Eau Claire, Wisconsin
SKF USA Inc.	324 Industrial Park Road, Franklin, North Carolina
Tenneco Automotive Operation Company (Tenneco Automotive Inc.)	904 Industrial Road, Marshall, Michigan

Schedule 3.8-1

(Tenneco Automotive Inc.)
Time Customer Service, Inc. (Time, Inc.)	10419 North 30th Street, Tampa, Florida
Unisource Worldwide, Inc.	109 Stevens Street, Jacksonville, Florida
United Technologies Corp.	120 S.E. Parkway Drive, Franklin, Tennessee
Voicestream PCS I (T-Mobile USA, Inc.)	2999 S.W. 6th Street, Redmond, Oregon
Voicestream PCS II (T-Mobile USA, Inc.)	9601 Renner Boulevard, Lenexa, Kansas
Voicestream PCS II (T-Mobile USA, Inc.)	3265 East Goldstone Drive, Meridian, Idaho
Voicestream PCS II (T-Mobile USA, Inc.)	3711 San Gabrial, Mission, Texas
Wachovia Bank, N.A.	265 Lehigh Street, Allentown, Pennsylvania

Qualified Assumed Assets

Primary Tenant	Address

ASML Lithography Holding NV	8555 South River Parkway, Tempe, Arizona
AT&T Wireless Services, Inc.	3201 Quail Springs Parkway, Oklahoma City, Oklahoma
Bay Valley Foods, LLC	2935 Van Vactor Way, Plymouth, Indiana
CAE Simuflite, Inc. (CAE Inc.)	29 South Jefferson Road, Hanover, New Jersey
Corning, Inc.	736 Addison Road, Erwin, New York
Dana Corporation	6938 Elm Valley Drive, Kalamazoo, Michigan
Dana Corporation	730 North Black Branch Road, Elizabethtown, Kentucky
Dana Corporation	750 North Black Branch Road, Elizabethtown, Kentucky
Dana Corporation	10000 Business Boulevard, Dry Ridge, Kentucky
Dana Corporation	301 Bill Byran Boulevard, Hopkinsville, Kentucky
Dana Corporation	4010 Airpark Drive, Owensboro, Kentucky
Georgia Power Company	2500 Patrick Henry Parkway, McDonough, Georgia
(i)Structure, LLC (Infocrossing, Inc.)	11707 Miracle Hills Drive, Omaha, Nebraska
(i)Structure, LLC (Infocrossing, Inc.)	2005 East Technology Circle, Tempe, Arizona
Montgomery County Management, LLC	17191 St. Lukes Way, Woodlands, Texas
Omnipoint Holdings, Inc. (T-Mobile USA, Inc.)	133 First Park Drive, Oakland, Maine
Parkway Chevrolet, Inc.	25500 SH 249, Tomball, Texas
Sygma Network, Inc. (Sysco Corporation)	3600 Southgate Drive, Danville, Illinois
TI Group Automotive Systems, LLC (TI Automotive LTD)	359 Gateway Drive, Livonia, Georgia
TRW, Inc. (Experian Information Solutions, Inc.)	601 & 701 Experian Parkway, Allen, Texas

SCHEDULE 3.9

LMLP Existing Joint Venture Exclusivity Terms

Lex-Win Acquisition LLC– exclusive vehicle through which LMLP and its Affiliates will enter into any transaction or acquire directly or indirectly, any shares of common stock of Wells Real Estate Investment Trust, Inc. (“Wells”), any interest in Wells or any asset owned by Wells.

Schedule 3.9-1

SCHEDULE 4.7

INSURANCE REQUIREMENTS

EXHIBIT C

INSURANCE REQUIREMENTS

The Partnership shall, at a minimum, obtain and maintain, and/or cause the SP Subsidiaries to obtain and maintain, without interruption, the insurance coverages stipulated hereunder for the benefit of the Partnership and each Partner thereof, but only to the extent of such party’s interest in each Qualified Asset:

(a)  Property and Related Insurance.

(i)  Qualified Assets.  At all times following commencement of construction of any above-ground improvements thereon, each Qualified Asset shall be insured on a 100% Full Replacement Cost basis.  Full Replacement Cost is defined as the cost of replacing the improvements, together with appurtenances and betterments in compliance with prevailing building codes, without deduction for physical depreciation thereof, at the time of replacement of the Qualified Asset, following a loss.  The value so determined shall be binding and conclusive.  The policy shall further provide that, in the event of a total or constructive total loss, the Partnership or SP Subsidiary shall not be unreasonably restricted from applying the proceeds to the re-building of the improvements at such other location as the Partnership shall elect.  At all times following commencement of construction of any vertical improvements thereon, Qualified Assets shall be insured against physical loss or damage by fire, lightning and other risks and supplementary perils from time to time included under Special Form policies including, vandalism and malicious mischief (with agreed amount endorsements), windstorm, earthquake, and certified and non-certified acts of terrorism.  The policy shall be endorsed to provide coverage for demolition and increased cost of construction to conform to local ordinance, and will include “extra expense” and “expediting expense” coverage.

(ii)  Rent Loss/Business Interruption.  The Partnership shall maintain, after substantial completion of any above-ground improvements, rent loss/business interruption insurance sufficient to prevent the Partnership or the SP Subsidiary from being a coinsurer under the terms of the policy, and in an amount equal to twelve months’ projected gross income from the Qualified Asset.  The policy must contain an extended period of indemnity endorsement which provides that after the loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until the earlier of such time that such income returns to the same level it was prior to the loss or the expiration of six (6) months from the date of restoration.  This requirement shall apply in the event the Partnership, by upon approval of the Executive Committee by a Supermajority vote,, has elected to offer all or any portion of the Qualified Asset for rent pursuant to leases or other occupancy agreements.

(iii)  Boiler and Machinery.  The Partnership or the SP Subsidiary shall maintain, after substantial completion of any above-ground improvements, boiler and machinery insurance covering physical damage to the Qualified Asset and to the major components of any central heating, air conditioning or ventilation systems, and such other equipment as is usual for similar properties in the area.  The policy shall include coverage for business interruption, including expediting and extra expense, in an amount not less than $500,000.  Unless the insurance required in subsections (a) (i), (iii) and (iv) is provided on the same policy or by the same insurance carrier, a Joint Loss Agreement between separate primary policies will be required.

Schedule 4.7-1

(iv)  Builder’s Risk.  During the period of any construction, repair, renovation, restoration or replacement of the improvements or the Qualified Asset, the Partnership shall obtain and maintain or cause to be obtained and maintained a completed value “All Risk” Builder’s Risk policy in an amount equal to one hundred percent (100%) of the replacement cost of the Qualified Asset.  Coverage should include, but not be limited to, collapse, soft costs, transit, earthquake, flood, windstorm, terrorism, off-site storage, expediting expenses, demolition and increased cost of construction (for renovation and/or additions to existing structures), water damage, permission for partial occupancy, and automatic reinstatement.  The policy is to be in an amount not less than the total value of the Qualified Asset (less the value of such uninsurable items as land, site preparation, grading, paving, parking lots).  The coverage may be provided as an extension to the property policy in force if the requirements herein are satisfied, subject to approval by the Partners of the Partnership.  The Partnership shall cause the contracts with any contractors to provide that (i) such contractor will be responsible for claims arising out of such contractor’s negligence, and (ii) except to the extent that such contractor’s tools and equipment will become part of the job, such tools and equipment shall not be considered insurable items.

(v)  Flood.  If the Qualified Asset is located in a federally designated flood zone A or V and flood insurance has been made available under the National Flood Insurance Act of 1968, flood insurance is required in an amount equal to maximum coverage available, replacement cost, or such amount as a mortgage lender  may require.

(vi)  Earthquake.  If a Qualified Asset is in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake, and the project is in a high-risk seismic area denoted as Zones 3 and 4 under the Uniform Building Code (UBC), appropriate earthquake insurance coverage as required by lender is required.

(b)  Liability.

(i)  The Partnership and the SP Subsidiaries shall obtain and maintain Commercial General Liability insurance on the broadest forms available for similar risks, written on an “occurrence policy form,” against all claims for bodily injury, disease or death, property damage, personal injury, certified and non-certified acts of terrorism products and completed operations, and contractual liability (deleting any exclusion restricting coverage for contractual obligations for claims occurring on, in or about the Qualified Asset and adjoining premises, and for explosion, collapse, and underground property damage) in an amount of not less than $5,000,000 arising out of any one occurrence; provided, however that coverage for explosion, collapse, and underground property damage shall not be required until such time as any excavation at the Qualified Asset commences, and may be in the form of coverage carried by the applicable contractor.  Such insurance may be provided under a primary and an umbrella policy or policies, provided that such umbrella policy or policies shall not exclude “real estate activities.”  If liability coverage for any Qualified Asset procured by the contractor is included under any blanket policy written on an aggregate form, then the annual aggregate limit of insurance must apply per location.  The policy shall be endorsed to include the SP Subsidiary, the Partnership, the lender and each Partner thereof as an additional insured subject to the benefits stipulated under subsection (i)(iv) hereof. Such insurance will be endorsed as primary and non-contributory with any other insurance available to the SP Subsidiary, the Partnership, the lender and each Partner.

(ii)  During any period of construction, repair, restoration, renovation or replacement of the Qualified Asset, the Partnership shall cause the general contractor to maintain commercial liability insurance (or the Partnership’s or SP Subsidiary’s and Contractor’s protective liability insurance in the name of the Partnership or SP Subsidiary and each Partner thereof), with extension for, but not limited to, products/completed operations, with limits of not less than $10,000,000 per occurrence.  Completed Operations insurance shall remain in effect for the length of time statutorily required in the state in which

Schedule 4.7-2

the construction occurs. This coverage shall be maintained as was agreed to at the time of substantial completion of the Qualified Asset and shall be for the same limits as required above. The Partnership shall also cause the general contractor to require its subcontractors of any tier to provide confirmation of commercial liability coverage (including products/completed operations), and such insurance shall be on a primary and non-contributory basis with a limit of not less than $1,000,000 per Qualified Asset.  The general contractors and the subcontractors shall have the Partnership and the SP Subsidiary included on the insurance required herein as additional insureds.

(c)  Worker’s Compensation.  The Partnership and the SP Subsidiaries will maintain Worker’s Compensation as statutorily required and Employer’s Liability insurance, or their equivalent, for all of their respective employees, and will cause any of their agents, contractors and subcontractors of any tier to maintain similar insurance for all their respective employees, to the fullest extent required under the laws of the jurisdiction in which a Qualified Asset is located.

(d)  Errors and Omission.  The Partnership will cause any professional consultants, including, but not limited to, architects and engineers, to maintain coverage in limits of not less than $1,000,000.

(e)  Crime.  The Partnership will maintain crime insurance in an amount of not less than $1,000,000 for the benefit of the Partnership and each Partner thereof against loss caused by infidelity of its officers, agents, servants and employees; and against robbery or burglary both on and off premises.

(f)  Other Insurance.  In addition to the above, the Partnership and the SP Subsidiaries shall maintain all insurance, surety and fidelity bonds in amounts and for such periods that are deemed to be prudent, or are customarily maintained by persons or entities operating properties of like kind, construction and occupancy in the locality of each Qualified Asset.  Compliance with insurance requirements will not in itself be construed to be a limitation of the Partnership’s or the SP Subsidiaries’ liability.

(g)  All Insurance.  All insurance required herein will be primary and not excess over, contributory or participating with any other insurance carried by individual Partners of the Partnership or their respective affiliates or agents.

(h)  Other Requirements With Respect to Insurance.  The following provisions shall apply with respect to all insurance coverage required above:

(i)  Insurance Companies:  All insurance required herein shall be issued by insurance companies of recognized good standing, with a rating of at least A-VII in Best’s Key Rating Guide, except for loans in excess of $35,000,000 where required by lender and in in such case a rating of at lease AVII in Best’s Key Rating Guide, and must be licensed to do business in the state in which the Qualified Asset is located or must otherwise be acceptable to the Partnership.  Insurance ratings are subject to the approval of mortgagee. Coverage under blanket policies may be extended by endorsements provided the insurers meet the requirements stipulated herein.  Each policy shall not have more than a $25,000 deductible for any occurrence, except for mandatory deductibles where required under local regulations, or when required by insurers for specific catastrophic perils, or with respect to flood insurance pursuant to Section (a)(v) which deductible shall not exceed $250,000 for any occurrence. An allowance for deductibles in excess of $25,000 on all-risk policies will be allowed upon the approval of mortgagee, but in any event cannot exceed $100,000.

(ii)  Evidence of Insurance:  The Partnership or the SP Subsidiaries shall obtain, before the expiration date of each such policy, original policies (or renewals or extensions of the insurance afforded thereby) or certified duplicates thereof, or binders evidencing such insurance, or

Schedule 4.7-3

endorsements, or certificates thereof.  Evidence of Property insurance shall be on ACORD 28 forms acceptable to lenders and naming lender as mortgagee and loss payee.  Certificates of General Liability shall be on ACORD 25 forms and shall name lender as additional insured.

(iii)  Insurance (Cut-Through Endorsement).  Except to the extent prohibited by applicable law, insurance placed with a non-admitted insurer or excess and surplus lines insurer will (upon written request of the Partners) require a “cut-through” endorsement for reinsurance purposes to allow for recovery directly from a reinsurer in the event of the primary insurer’s insolvency or cessation of insurance operations. This will be addressed on a case by case basis, dependent on the insurance carriers involved.

(iv)  Cancellation:  The Partnership shall immediately notify each Partner of the Partnership of any cancellation of, non-renewal, or such material change as may adversely affect any insurance policy or coverage in force.  Each policy shall contain a provision obligating the insurer to send at least thirty (30) days’ prior written notice to any party included as an additional insured or loss payee notifying them of the intent to cancel or make such change, and that any loss otherwise payable to them thereunder shall be paid notwithstanding any act or negligence on their part or that of the Partnership which might, absent such provision, result in a forfeiture of all or part of such insurance payment.

(v)  Separate Insurance:  Without the prior written consent of all Partners of the Partnership, neither the Partnership not any SP Subsidiary shall purchase separate insurance concurrent in form or contributing in the event of loss, with the insurance required hereunder.

(vi)  Payment of Premium.  The Partnership or the applicable SP Subsidiary shall be solely responsible for, and promptly pay when due, any and all premiums on all such insurance.

Schedule 4.7-4

SCHEDULE 5.2

Preferred Equity Assets

Primary Tenant	Address	Allocation of Preferred Equity

ASML Lithography Holding NV	8555 South River Parkway, Tempe, Arizona
AT&T Wireless Services, Inc.	3201 Quail Springs Parkway, Oklahoma City, Oklahoma
Bay Valley Foods, LLC	2935 Van Vactor Way, Plymouth, Indiana
CAE Simuflite, Inc. (CAE Inc.)	29 South Jefferson Road, Hanover, New Jersey
Corning, Inc.	736 Addison Road, Erwin, New York
Dana Corporation	730 North Black Branch Road, Elizabethtown, Kentucky
Dana Corporation	750 North Black Branch Road, Elizabethtown, Kentucky
Dana Corporation	10000 Business Boulevard, Dry Ridge, Kentucky
Dana Corporation	301 Bill Byran Boulevard, Hopkinsville, Kentucky
Dana Corporation	4010 Airpark Drive, Ownesboro, Kentucky
Georgia Power Company	2500 Patrick Henry Parkway, McDonough, Georgia
(i)Structure, LLC (Infocrossing, Inc.)	11707 Miracle Hills Drive, Omaha, Nebraska
(i)Structure, LLC (Infocrossing, Inc.)	2005 East Technology Circle, Tempe, Arizona
Montgomery County Management, LLC	17191 St. Lukes Way, Woodlands, Texas
Omnipoint Holdings, Inc. (T-Mobile USA, Inc.)	133 First Park Drive, Oakland, Maine
Parkway Chevrolet, Inc.	25500 SH 249, Tomball, Texas
Sygma Network, Inc. (Sysco Corporation)	3600 Southgate Drive, Danville, Illinois
TI Group Automotive Systems, LLC (TI Automotive LTD)	359 Gateway Drive, Livonia, Georgia
TRW, Inc. (Experian Information Solutions, Inc.)	601 & 701 Experian Parkway, Allen, Texas
Voicestream PCS II (T-Mobile USA, Inc.)	3711 San Gabrial, Mission, Texas

Schedule 5.2-1

EXHIBIT A

Form of Annual Budget

[To come]

Exhibit A-1

EXHIBIT B

Form of Contribution Agreement

[Intentionally Omitted From Filing]

Exhibit B-1

EXHIBIT C

Form of Management Agreement

[Intentionally Omitted From Filing]

Exhibit C-2

EXHIBIT D

Form of Purchase Agreement

[Intentionally Omitted From Filing]

Exhibit D-1

EXHIBIT E

SP Subsidiary Limited Liability Company Agreement

[Intentionally Omitted From Filing]

Exhibit E-2

EXHIBIT F

SP Subsidiary Partnership Agreement

[Intentionally Omitted From Filing]

Exhibit F-1